PART I

ITEM 1 - BUSINESS

Overview

We are a leading analytics company focused on improving quality and decreasing costs across the healthcare industry. Through the better use of analytics and data, we enable our clients to reduce costs, manage risk, improve operational performance, enhance patient outcomes and increase transparency. We combine our analytic expertise, information assets and technology services to offer our clients data insights and analytical solutions. Furthermore, we increase the value of our analytical solutions with performance improvement and analytic consulting expertise.

Our platform delivers a wide range of analytics solutions and services that leverage our extensive experience in the healthcare industry, are responsive to growing market needs and are often embedded in customer operations. Our analytics solutions include population heath and cost analysis, provider performance management, payment integrity, patient care and research solutions. Our services include analytic consulting, research and data management.

Positioned at the convergence of risk and care management, Truven is helping the industry transform into an integrated, sustainable healthcare system that is demanded by consumers, business and government. In 2013:

•	We informed decision-making on the health benefits for one in three Americans;

•	Our solutions helped improve care quality and efficiency in more than 4,000 hospitals in the U.S. and more than 1,800 healthcare facilities internationally;

•	We provided analytics solutions impacting more than 50% of Medicaid beneficiaries;

•	We provided payment integrity solutions to 24 state Medicaid agencies to reduce fraud and abuse;

•	Our consumer cost transparency solution reached 20 million consumers, providing critical information to make personal healthcare choices and reduce costs; and

•	Our data assets totaled three petabytes of data including 30 billion claims records on over 200 million de-identified patient lives;

We provide our analytic solutions and service offerings across the full spectrum of healthcare constituents including state and federal government agencies, hospitals, health systems, employers, health plans, life sciences companies and consumers. In 2013, our customer base included more than 50% of Fortune 100 companies; over 125 health plans, third-party administrators (“TPAs”) and related organizations; federal agencies, such as the Centers for Medicare & Medicaid Services (“CMS”), , the Department of Veterans Affairs (“VA”), and the Department of Defense (“DOD”); 30 state Medicaid agencies; over 4,000 U.S. hospitals; and 23 of the top 25 global life sciences companies based on revenue. We believe our solutions are critical to our clients' decision-making as demonstrated by our long-term customer relationships, multi-year contracts and high customer retention. The average length of our relationship with our top 20 clients measured by 2013 revenue is approximately 14 years.

Through more than 40 years of operating history, we have developed one of the most sophisticated data integration and analytics technology platforms within the healthcare industry. Our platform combines healthcare utilization, performance, clinical quality and cost data with our proprietary analytic methodologies that transform the large, complex quantities of data into actionable insights. We developed our technology and data operations to aggregate and integrate disparate data streams, allowing us to build longitudinal views of patient health. Our platform integrates our client data with our analytics solutions, which helps our clients better understand performance trends, create better programs, engage consumers and improve patient outcomes and financial performance.
Our three petabytes of online data represents a collection of some of the most comprehensive data assets in the industry, such as one of the largest collections of commercially insured patient data, one of the largest databases of operational benchmarks and clinical performance data for hospitals and one of the most comprehensive databases of evidence-based clinical decision support content. We employ proprietary and industry standard analytic methods including classifications, groupers, measures, projections, predictive models and other statistical and big data techniques. We continually refresh and transform our content, databases and analytics and believe that our platform would be difficult for others to replicate in breadth, depth and quality. In addition to our analytics solutions, data assets and content, we provide services such as analytics consulting and research, strategic consulting and advisory services and data warehousing and management. We believe the complementary nature of our analytics and services offerings enhances our value proposition to our clients.
The healthcare industry is experiencing transformational change driven by intense cost pressures, a changing regulatory environment, new payment and delivery models and innovation in therapies and treatments. In this new healthcare paradigm, we enable our clients to analyze data more effectively, improve decision making, and deliver higher quality, more efficient healthcare. We believe that a powerful component of our value proposition is the breadth and depth of data and analytics we provide to help our clients address their fundamental questions in the changing healthcare environment.
Formerly the healthcare business of Thomson Reuters, we were acquired by Veritas Capital on June 6, 2012. In partnership with Veritas Capital, management has made substantial investments in our business. Since the acquisition we have:

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Completed our separation from Thomson Reuters and made an incremental investment of more than $30 million to establish our standalone data center operations and improve our technology infrastructure, enabling more flexible and efficient deployment of our solutions;

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Reorganized our go-to-market strategy from operating in six channels to two focused segments, Government and Commercial, allowing us to focus on the unique needs of our customers in each of these two distinct markets and organize our internal resources to more effectively capture these opportunities;

•	Enhanced our market positioning to emphasize our analytic power, our global perspective across healthcare and our ability to combine our solutions and services for data-driven transformation; and

•	Improved our offshore capabilities, increasing the number of direct employees in our Indian subsidiary from 80 at year-end 2012 to 190 at year-end 2013.
We believe that these strategic initiatives have enhanced our competitive position and will enable us to address a broader set of customer opportunities.
Our business model provides substantial revenue visibility. The majority of our subscriptions have multi-year terms and include services such as implementation, training, data integration and analytics consulting. The scope of a subscription often grows over time as modules, licenses and services are added to meet a client’s growing needs. An increasingly broad range of analytic consulting, research, data management and performance improvement services are also sold as projects, which are often multi-year and can expand, extend and repeat over time.

Through more than 40 years of operating history, we have developed one of the most sophisticated analytics technology platforms within the healthcare industry, combining our data assets, analytic capabilities, proprietary methods and value-added services. Our three petabytes of online data represents a collection of some of the most comprehensive data assets in the industry, such as one of the largest collections of commercially insured patient data, one of the largest databases of operational benchmarks and clinical performance data for hospitals and one of the most comprehensive databases of evidence-based clinical decision support content. We employ proprietary and industry standard analytic methods including classifications, groupers, measures, projections, predictive models and other statistical and big data techniques. Our data assets, coupled with our proprietary methods, form the foundation of our analytics solutions. In addition to our analytics solutions, we provide services such as analytics consulting and research, strategic consulting and advisory services, and data warehousing and management. We believe the complementary nature of our analytics solutions and services offerings enhances our value proposition to our clients.
We believe that our platform would be difficult for others to replicate in breadth, depth and quality. Clients continuously contribute new information to our existing databases, allowing us to refresh and enrich our content, databases and analytics. Our technology and data operations aggregate and integrate disparate data streams, including financial, administrative and clinical information, allowing us to build more valuable longitudinal views of a patient's health. We continuously integrate our client's data with our analytics solutions, which enhances the value of our insights and leads to self-reinforcing customer relationships and increased client tenure. We believe the dynamic nature of our processes and customer relationships continues to enhance our competitive position in the markets we serve.
Industry Trends and Our Approach
We believe five key industry trends are changing the way healthcare is practiced and managed, and we are well-positioned to help our customers adapt to the new landscape.
Emerging Use of “Big Data” as a Problem Solving Tool: A confluence of industry drivers including healthcare reform, incentives to increase the use of electronic health records and the growing adoption of software and IT-enabled services are resulting in increasing volumes, variety and velocity of data. These dynamics create an increasing demand for Big Data analytics in healthcare, which provides greater insights into effective care patterns, more cost-efficient approaches to patient care and better precision for targeting the highest risk patients. We believe we are well-positioned to provide advanced solutions to healthcare constituents as analytics continue to grow in importance to the management of healthcare cost and quality. For example:

•	State agencies use our decision support solutions to track the relative effectiveness of their healthcare and human services programs; and

•	Providers and Health Information Exchanges use our population health solutions to create longitudinal patient histories at the point of care.

Focus on Reducing Wasteful Healthcare Spend: According to the Institute of Medicine, 30% of U.S. healthcare spending, or approximately $750 billion, is annually wasted on unnecessary services, excessive administrative costs, fraud and abuse, and other problems (e.g. medical errors and avoidable care). Commercial and government payers require a range of programs and solutions for quality and cost management and payment integrity to reduce waste, all of which require aggregating and analyzing data from multiple sources. For example:

•	Both government and commercial payers use our payment integrity solutions to identify and perform complex investigations of potential fraudulent and abusive activities.

Increased Government Presence in Healthcare: Healthcare reform is driving the expansion of coverage, implementation of insurance exchanges, new payment models and expanded regulatory scope, oversight and reporting requirements. Government agencies need resources and expertise to implement these changes, make and evaluate policy decisions and improve the flow of information while commercial organizations need insights and tools to navigate the impacts of the changing healthcare landscape. For example:

•	Government agencies use our decision support solutions to ensure high quality provider network performance, manage quality improvement programs and manage policy and budget priorities; and

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Commercial clients use our provider performance management solutions and our services to meet government compliance requirements in areas such as core measures, meaningful use quality reporting and public exchange risk reporting and management.

Transition to Value-Based Healthcare Delivery Models: Healthcare reimbursement is transitioning from prevailing fee-for-service models that reward volume of care, to models based on value and outcomes. As a result, there is a need for new tools to measure and track patient populations, optimize provider network management, improve clinical outcomes, engage individuals and reduce operating costs. Provider networks, health systems, individual physicians, treatment options and therapies need to be measured and compared for value and effectiveness in order to structure reimbursement that rewards high value care and drives improvement. For example:

•	Providers rely on our strategic consulting services to analyze expected performance under new payment models;

•	Health systems use our lean enterprise transformation services to significantly improve operational efficiency while maintaining or improving quality; and

•	Our life sciences customers use our research solutions and our Health Economics and Outcomes Research ("HEOR") services to provide insights into therapeutic value for coverage and pricing decisions.

Need for Better Consumer Engagement Tools: Individuals are now bearing more of their healthcare costs. Consequently, they are playing a more active role in their healthcare decisions, which is leading to demand for better information and tools to evaluate that information. Accordingly, government, health plans, providers and employers aim to engage consumers with data and analytical tools to help them make better healthcare decisions. For example:

•	Health plans and employers deploy our cost analysis solutions to assist in plan selection and price comparison; and

•	Providers, increasingly through integration with Electronic Health Records, use our patient care solutions to engage patients in education and self-care.

Our Market Opportunity

According to the Centers for Medicare & Medicaid Services (“CMS”), total U.S. health expenditures reached $2.8 trillion or 17.2% of GDP in 2012, representing a 3.7% increase over the previous year. U.S. healthcare spending has risen 2.4% points faster than GDP since 1970. CMS projects that average health spending will accelerate from 4% in 2013 to 6.1% in 2014 and 6.2% thereafter, reaching 5.8% average annual growth from 2012 to 2022, outpacing projected average annual growth in the overall economy by 1.0%. By 2022, national health spending is expected to reach 19.9% of GDP.
The unsustainable growth in healthcare costs has led to the industry trends described above. Within this context, analytics have become even more important as healthcare constituents are increasingly seeking ways to reduce costs, manage risk, improve operational performance, enhance patient outcomes and increase transparency. This has resulted in accelerated demand for sophisticated healthcare analytics solutions and services.

Our Strengths

We believe that our core strengths are:

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Broad scope in a converging market. As a leading provider of analytics, data and services to more than 8,500 customers across all key healthcare stakeholders, we are well-positioned for changing industry dynamics. The convergence of payer and provider business models, the growth in government influence in healthcare and the increasing system-wide emphasis on value have created opportunities for us to sell our solutions across multiple end markets. Examples of the cross-market synergy include our population health solutions that draw on clinical data integration from our provider capabilities and claims data integration and analysis from our payer capabilities, expansion of our payment integrity offerings from health plans and government markets into the employer market, sale of our data assets and related solutions and services sourced in one market into other end markets, and penetrating large hospital systems and government agencies with employer decision support solutions.

•	Scale and breadth of data. Our databases contain over three petabytes of online data. We have some of the most significant aggregated data assets in the industry, such as:

•	One of the largest and most representative collections of commercially insured patient data (MarketScan);

•	One of the largest databases of operational benchmarks for hospitals (included in ActionOI);

•	One of the leading solutions for clinical performance data for hospitals (included in CareDiscovery); and

•	A leading choice for comprehensive, evidence-based clinical decision support content (Micromedex).

We cleanse, integrate and transform raw client data, applying proprietary and industry models and methods to create data assets that enable analysis and research. The value of our data assets increases as an inherent function of the business, as each current client refreshes data and each new client contributes additional depth and breadth of data. We believe that we are able to provide more comprehensive and meaningful assessments and comparisons of care risks, costs and outcomes than our competitors which are limited to data sourced from only one domain. The highly fragmented nature of the healthcare system and divergent interests of key constituents represent a barrier to the aggregation of data.

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Platform combines data, analytics, solutions and services. Our unique combination of healthcare domain expertise, analytics solutions, advisory services and leading content assets creates significant value for our clients and their constituents. Through our deep analytic capabilities and methodologies, we are able to help ensure our clients measurably reduce costs, manage risk, improve clinical and operational performance, and enhance the effectiveness, coordination and transparency of healthcare delivery throughout the healthcare continuum. Our advisory services, consulting and custom research leverage our content assets and expertise to help clients meaningfully effect change in their organizations, such as reducing the cost of healthcare benefits for employers, increasing engagement of consumers, increasing operating efficiency for providers, and improving quality, access and integrity in government healthcare programs.

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Independence and strong brand identity. We believe we are a trusted source of high quality healthcare data and analytics and have been for over 40 years. Our independence is a key differentiator. Many of our clients rely on our objectivity and credibility to make important strategic, financial, clinical and operational decisions. Several of our core products or their predecessors, such as MarketScan, Micromedex, ActionOI, AdvantageSuite and 100 Top Hospitals have been in the market for decades and are leaders in their respective markets. Additionally, in 2013, IDC ranked us along with IBM as one of the two leaders in healthcare fraud analytics.

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Our solutions are embedded directly in customers’ workflow. We believe our solutions provide critical insights that inform organizational and individual decisions for our clients. Our solutions are established as a trusted decision-support tool and are often embedded in the decision-making infrastructure of our clients. Our solutions guide decisions such as benefit design and policy changes and are trusted as a reference for important business measures (e.g., market share) and quality measures (e.g., actual versus expected mortality and complication rates). Our clinical surveillance and content integration enhance point-of-care clinical decision-making, improving clinical performance and quality of patient care. We are embedded in critical consumer and patient workflows, enabling informed health plan and provider selection and targeted patient education and engagement.

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Advanced cloud technologies delivering large scale solutions. We deliver sophisticated, large scale solutions that integrate client data with our analytics and dynamic benchmarks through our secure cloud, a HIPAA-compliant technology infrastructure that we manage. Our cloud leverages virtualization technologies enabling us to provide highly efficient and flexible client data processing and integration, capacity planning, resource and operations management, and maintenance. It also delivers our web services access to analytics and content, enabling integration with client and third-party applications. We designed and built our cloud as a natural progression from the application service provider (ASP) model that we initiated for our clients many years ago. In addition, we apply our advanced technology capabilities to design, implement and maintain solutions for our clients on dedicated infrastructure hosted in our data center and located at client sites.

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Specialized expertise across data science, technology and healthcare management and practice. We employ clinicians, epidemiologists, statisticians and IT professionals with domain expertise in healthcare who develop and continuously enhance analytics, algorithms, tools and methodologies that are embedded across our solutions and services. Our services are delivered both in conjunction with and independently of our solutions by our over 425 consulting and client services resources. Our extensive and diverse group of healthcare experts also includes: a Chief Medical Officer team adding clinical insight to solution development and client interactions; researchers and thought leaders (made up of clinicians, epidemiologists, statisticians and other healthcare administration and policy experts); product managers, software engineers and user design professionals; IT professionals expert in a broad spectrum of disciplines; and physicians, clinicians, clinical pharmacists, nurses and other allied health and editorial professionals. Our experts serve as thought leaders, analyzing the major issues impacting the industry and engaging with clients directly to address their most pressing needs and latest challenges.

Our Growth Strategy
We believe we are well positioned for continued growth across the markets and customers we serve. Our strategy for achieving growth includes:

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Expand our existing client relationships. We have built a large and loyal customer base as represented by the nearly 14 year average tenure of our top 20 clients. We believe the length of our key client relationships highlights the value we provide to our clients and creates a platform to expand and grow our client relationships over time. With many of our customers, a subscription that begins with the successful implementation of a core solution leads to profitable follow-on sales of additional modules, consulting services, data management services and new solutions. We believe that there is a significant opportunity for growth through cross-sales into our current customer base, since many of our clients are currently utilizing only a subset of our applicable solutions and services. Also of importance, our clients continually add data to our database, which in turn, makes our data assets even more valuable to existing and potential new customers. We believe this self-reinforcing aspect of our client relationships helps us to retain our clients and drive deeper penetration of our solutions across our customer base.

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Enhance our customized services and solutions. We are implementing a strategy to deliver our capabilities to clients through tailored services that meet their evolving, complex needs. For example, in order to further leverage our significant experience in creating and managing healthcare databases that are embedded in our solutions, we are increasingly engaged in defining, implementing and operating custom data warehouses for several clients. We are also increasingly applying our analytic tools and methods directly to our client’s data as an analytic consulting service to enable client analysis and decision making through their proprietary systems and processes. We have expanded our ability to deliver tailored, client specific solutions, which we believe enhances our relevance to customers and expands our addressable market.

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Increase the Scope of Our Government Services.  To accelerate growth in federal and state markets, we have invested in additional capabilities, custom development, and staff and support resources.  We have been able to build on our strong reputation and expand our business with CMS and with other agencies with which we have long-standing relationships. We have also expanded our scope into additional state agencies and federal agencies, such as the DOD, National Institutes of Health, Centers for Disease Control and Prevention,  Food and Drug Administration, and Social Security Administration.  Our network of potential partners to contract with in the Government Segment has also expanded which allows us to jointly bid on government business, prime more contracts directly, and leverage partner relationships and contract vehicles.  For example, in 2014 we have won several IDIQ (Indefinite Delivery/Indefinite Quantity) task orders and won the CMS Research Management Assessment Design and Analysis IDIQ (RMADA) with a $7B spending ceiling.

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Continuously expand product and data offerings. We further leverage our strong position across the segments we serve by continuously investing in features and functionality to improve solutions and services and enhance opportunities to expand into new markets. For example, we have recently introduced enhanced solution capabilities in physician performance, consumer engagement and interactive reporting, and have added access to oncology EMR data to support outcomes research services.

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Grow through strategic acquisitions. We expect to continue to increase the value of our business through acquisitions that improve our strategic and market position. Our acquisition priorities include: increasing access to the value of analytics through integration, tools and services; expanding usage within customer organizations; enhancing our differentiated service capabilities that leverage our data and analytics in growing areas of need; and extending our core analytic capability with expanded data, content and analytics methods.

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Expanding globally through existing international infrastructure. We have developed a global platform for the sale and distribution of our solutions and services in more than 80 countries, primarily focused on our patient care offerings. Leveraging our distributor network, direct sales teams and international office locations, we seek to increase the sale of our analytic solutions and services that meet the needs of our international clients.

Our Offerings

We market healthcare analytics solutions and services that address critical market needs. Our extensive data and content assets combined with our healthcare data integration and analytics capabilities are embedded across our offerings. Analytics solutions typically include implementation and product support services. Many of our analytics solutions are also bundled with related services such as data management and analytic consulting that are tailored to client demands. Our principal offerings are grouped into categories based on the customer needs that they address.
Analytics Solutions

Category	Description	Key Products	Division(s)
Population health and cost analysis solutions
Solutions that help our clients integrate and analyze healthcare data on utilization, patient characteristics and costs for populations receiving healthcare services (e.g., a company's employees and families, a state's Medicaid enrollees, or an ACO’s members). Analytic methods are integrated with clinical and claims data and tools to enable care management, health benefits management, performance measurement, data exchange and integration, treatment cost transparency and personalized consumer engagement.
		Advantage Suite Consumer Advantage Unify	Commercial Government
Provider performance management solutions
Solutions that help care delivery organizations track, measure and improve performance across core functions, including operational, financial, marketing and planning, and clinical and quality domains.
		ActionOI CareDiscovery Market Expert	Commercial
Payment integrity and compliance solutions
Payment integrity solutions support government clients, for both Medicare and Medicaid data, as well as health plans and employers, to fight fraud, waste and abuse by way of powerful applications, advanced analytic methods, an extensive algorithm library and data mining capabilities.
		DataProbe J-SURS	Commercial Government
Patient care solutions
Clinical and intelligent evidence solutions help providers combine real-time patient data with reference information to provide point of care decision support. These solutions include the leading evidence-based reference information for drug, disease, toxicology, patient education and neonatology. Our clinical solutions integrate with providers' clinical systems, giving immediate access to the evidence-based information needed, at the point of care.
		Micromedex Evidence 360 Care Insights Patient Connect	Commercial Government
Research solutions
Market analysis, claims management and research solutions provide a broad, up-to-date picture of treatment patterns and costs by tracking detailed information about important aspects of care for patients as they travel through the U.S. healthcare system.
		MarketScan Treatment Pathways	Commercial Government

Analytics Services

Category	Description
Analytics consulting services
Through our analytic consulting services, we help our customers gain greater value from our solutions and apply our data and solutions to specific problems. Our analytic consultants deliver insights that help customers identify and implement the best course of action to achieve their objectives. Projects range in size and can address a specific issue, provide an in-depth analysis of a more complex challenge, or monitor and evaluate results. In specialized areas, such as fraud detection and prevention, our analytics services are provided by a deeply experienced team that specializes in fraud analytics.

Strategic consulting and advisory services
Experts across our business deliver custom consulting services leveraging advanced analytics in areas such as cost containment, budgeting, new payment models, plan and provider profiling, program integrity and operational and quality improvement.

Research services
Our research staff has deep, cross-industry knowledge that they leverage to deliver projects that are designed to improve healthcare access, enhance quality and reduce costs. Our staff includes senior researchers with established expertise in a range of specialty areas, including outcomes research, provider quality and efficiency measurement, health and productivity research, research data development and behavioral health and quality research. Many of our researchers have PhD and other advanced degrees and are well-known and highly regarded in their respective fields.

Data Management and Systems Integration
We partner with clients to support their initial and ongoing data management and data warehousing needs, freeing up their resources to focus on other opportunities and mission-critical issues. We leverage our relationships with thousands of data suppliers, as well as the proven experience and in-depth knowledge of our on-staff experts, to meet the information management goals of our clients. We also provide program and implementation management services.

Our Data Suppliers
We maintain a diverse data supplier base in which the vast majority of our data comes from our clients. Many of our clients provide us with raw clinical, operational, financial and/or administrative claims data that we process to create our analytic databases. We return this enhanced data to clients through analytic solutions to help benchmark performance. The value of our data assets increases as an inherent function of the business, as each current client refreshes data and each new client contributes additional depth and breadth of data.

Our Technology
We have designed our technology infrastructure to be secure, scalable and efficient. Our approach to technology architecture and design, platform development, infrastructure and operations, data management and data security and privacy addresses industry requirements and is flexible and adaptable to support our growth strategies. We deliver the majority of our analytics solutions (determined by revenue) through our HIPAA compliant, secure, private cloud. Our cloud leverages virtualization technologies enabling us to provide highly efficient and flexible client data processing and integration, capacity planning, resource and operations management, and maintenance. We deliver the remainder of our analytics solutions on dedicated infrastructure hosted in our data center or located at client sites. Our technology operations deliver secure computing, storage, network, database and data center capacity to meet and exceed contractual customer service levels and support customized infrastructure and data center solutions for large customer engagements.
Our Clients
For over 40 years, we have provided high quality healthcare data and analytics solutions to our clients. Over that time, we have successfully built a leading position and have reached a scale that we believe is noteworthy in the industry, covering a significant portion of key constituents in the U.S. healthcare market. At the end of 2013 our clients included:

•	Over 50% of Fortune 100 and over 25% of Fortune 500 companies;

•	Over 125 health plans;

•	Over 4,000 hospitals in the U.S. and more than 1,800 healthcare facilities internationally;

•	Medicaid agencies in 30 states covering over 50% of Medicaid beneficiaries;

•	A diverse set Federal agencies, including CMS, Agency for Healthcare Research and Quality, and the VA; and

•	Nearly all of the top 25 life sciences companies.
Our revenue is well distributed among a large, diversified and loyal customer base of blue-chip customers. The average tenure of our top 20 clients is approximately 14 years.

Our Segments
We currently operate and manage our business under two segments:
Commercial

The Commercial segment provides analytic solutions and services to improve the cost, quality, and effectiveness of healthcare for commercial organizations across the healthcare industry including providers, integrated delivery networks, insurers, professional services organizations, healthcare exchanges, manufacturers, and corporations.
Government

The Government segment provides integrated analytic solutions and services to improve the cost, quality, and effectiveness of healthcare for federal and state agencies (e.g. Centers for Medicare & Medicaid Services and state Medicaid agencies) and federally owned and operated healthcare facilities.  Our sales and client services are tailored to meet the specific procurement, sales and support requirements of the government market.

Our Competition
We compete with a diverse set of businesses, including large companies that compete in a variety of our markets, small companies that compete in some of our markets, and new entrants that compete with us in specific end markets or solution areas. Competition in healthcare analytics solutions and services is largely based on analytical capabilities and healthcare industry expertise, the size and quality of the underlying datasets and benchmarks, ease of use, reputation and customer service.
We are singularly focused on increasing the value of analytics solutions and services for our customers across the healthcare industry, unlike some of our largest competitors which are part of large health insurance companies or group purchasing organizations, or largely based in one particular end market. We believe that many of our customers value our independence and objectivity, and prefer to have access to more robust benchmarks based on data sourced across a diverse set of organizations. As the growth in healthcare spending and changes in government regulation draw increasing attention to healthcare analytics and data, new competitors, such as consultants, technology companies and start-ups, are participating in the sector.
Commercial Competition
Across the Commercial Division, we compete against organizations with broad offerings such as The Advisory Board Company, Deloitte, Evidera, Healthagen (Aetna), IBM, IMS, McKesson, Optum (United Health Group), Premier, Reed Elsevier, Verisk and Wolters Kluwer as well as with smaller, more narrowly focused solution providers with emphasis on a specific type of solution such as Benefitfocus, Castlight, and RTI Health Solutions.
Government Competition
Many of the industry players noted in the Commercial Division are also our competitors in the Government customer channel. Additionally, large and specialized system integrators compete for government contracts. Sometimes we bid against these companies, and sometimes they seek us out as a sub-contractor or partner given our specialized and domain expertise. Certain companies with a large government focus such as Accenture, HMS Holdings, General Dynamics, Lockheed Martin and Northrop Grumman have established material positions in the industry.

Research and Development

We have focused our product research and development (R&D) on a number of interrelated areas to expand our analytics market position, address emerging industry needs, and provide additional flexibility and usability. Specific examples of recent and ongoing development include:

•	new predictive analytic methods to measure risk and apply results to real-time decision making;

•	improving data management processes and increasing the integration into patient and provider workflows;

•	improving reporting, including a new interface and reporting engine;

•	new advanced search and user interface that enables users to better leverage and access evidence data, as well as mobile applications for point-of-care; and,

•	investments in the collection of additional data types related to certain health reform provisions.

R&D costs mainly related labor costs and services bought are expensed as incurred. The R&D costs expensed were $1.7 million for the Successor Period ended December 31, 2013, $0.5 million for the Successor Period from April 20, 2012 to December 31, 2012, $1.6 million for the Predecessor Period from January 1, 2012 to June 6, 2012, and $6.6 million for the year ended December 31, 2011.
Our Employees
As of December 31, 2013, we had approximately 2,300 employees. None of our employees are represented by a labor union. We consider our relationship with our employees to be good.
Regulation and legislation
Introduction
The healthcare industry is highly regulated and subject to changing political, legislative, regulatory and other influences. The Patient Protection and Affordable Care Act (“PPACA”) is changing how healthcare services are covered, delivered and reimbursed through expanded coverage of uninsured individuals, reduced Medicare program spending and substantial insurance market reforms. PPACA also imposes significant Medicare Advantage funding cuts and material reductions to Medicare and Medicaid program spending. PPACA provides additional resources to combat healthcare fraud, waste and abuse and also requires HHS to adopt standards for electronic transactions, in addition to those required under HIPAA, and to establish operating rules to promote uniformity in the implementation of each standardized electronic transaction.
While many of the provisions of PPACA will not be directly applicable to us, PPACA, as enacted, affects the businesses of our customers. PPACA’s complexity, lack of implementing regulations or interpretive guidance, former court challenges and political debate makes it difficult to predict the ways in which PPACA would impact us or the business of our customers.
In addition to PPACA, the healthcare industry is faced with other challenges. HITECH offers incentives for certain healthcare providers to adopt “meaningful use” health information technology and provides penalties in later years if they are unable to do so. The October 1, 2015 mandated adoption of a new medical classification system, also known as ICD-10 is impacting both payers and providers. The healthcare industry is also required to comply with extensive and complex laws and regulations at the federal and state levels.
Although many regulatory and governmental requirements do not directly apply to our operations, our customers are required to comply with a variety of laws and we may be impacted by these laws as a result of our contractual obligations. We have attempted to structure our operations to comply with applicable legal requirements, but there can be no assurance that our operations will not be challenged or adversely impacted by enforcement initiatives. See “Risk factors-Risks related to our business-Government regulation creates risks and challenges with respect to our compliance efforts and our business strategies.”

Requirements regarding the confidentiality, privacy and security of personal information
HIPAA Privacy Standards and Security Standards. The Health Insurance Portability and Accountability Act of 1996 ("HIPAA") Privacy Standards and Security Standards apply directly to us when we are functioning as a Business Associate of our Covered Entity customers. As a result stricter limitations have been placed on certain types of uses and disclosures. The Privacy Standards extensively regulate the use and disclosure of individually identifiable health information by Covered Entities and their Business Associates. The Security Standards require Covered Entities and their Business Associates to implement and maintain administrative, physical and technical safeguards to protect the security of individually identifiable health information that is electronically transmitted or electronically stored. See “Risk factors-Risks related to our business-Government regulation creates risks and challenges with respect to our compliance efforts and our business strategies.”
Data breaches. In recent years, there have been a number of well publicized data breaches involving the improper dissemination of personal information of individuals both within and outside of the healthcare industry. Many states, as well as the federal government through HIPAA, have responded to these incidents by enacting laws requiring holders of personal information to maintain safeguards and to take certain actions in response to a data breach, such as providing prompt notification of the breach to affected individuals. We have implemented and maintain physical, technical and administrative safeguards intended to protect all personal data and have processes in place to assist us in complying with all applicable laws and regulations regarding the protection of this data and properly responding to any security breaches or incidents. See “Risk factors-Risks related to our business-Government regulation creates risks and challenges with respect to our compliance efforts and our business strategies.”
Other requirements. In addition to HIPAA, numerous other international, state and federal laws govern the collection, dissemination, use, access to and confidentiality of individually identifiable health information and healthcare provider information. Some states also are considering new laws and regulations that further protect the confidentiality, privacy and security of medical records or other types of medical information.
False claims laws and other fraud, waste and abuse restrictions
We provide solutions to health plan sponsors and other customers that relate to the reimbursement of health services covered by Medicare, Medicaid, other federal healthcare programs and private payers. As a result of these aspects of our business, we may be subject to, or contractually required to comply with, state and federal laws that govern various aspects of the submission of healthcare claims for reimbursement and the receipt of payments for healthcare items or services. These laws generally prohibit an individual or entity from knowingly presenting or causing to be presented claims for payment to Medicare, Medicaid or other third party payers that are false or fraudulent. False or fraudulent claims include, but are not limited to, billing for services not rendered, failing to refund known overpayments, misrepresenting actual services rendered in order to obtain higher reimbursement and improper coding and billing for medically unnecessary goods and services. Further, providers may not contract with individuals or entities excluded from participation in any federal healthcare program. Like the federal Anti-Kickback Statute, these provisions are very broad. See “Risk factors-Risks related to our business-Government regulation creates risks and challenges with respect to our compliance efforts and our business strategies.”
Some of these laws, including restrictions contained in amendments to the Social Security Act, commonly known as the federal civil monetary penalty laws (“CMPL”), require a lower burden of proof than other fraud, waste and abuse laws. Federal and state governments increasingly use the federal CMPL, especially where they believe they cannot meet the higher burden of proof requirements under the various criminal healthcare fraud provisions. Many of these laws provide significant civil and criminal penalties for noncompliance and can be enforced by private individuals through “whistleblower” or qui tam actions. For example, the federal CMPL provides for penalties ranging from $10,000 to $50,000 per prohibited act and assessments of up to three times the amount claimed or received. Further, violations of the federal False Claims Act (the “FCA”) are punishable by treble damages and penalties of up to $11,000 per false claim, and whistleblowers may receive a share of amounts recovered. Under PPACA, civil penalties also may now be imposed for the failure to report and return an overpayment made by the federal government within 60 days of identifying the overpayment and may also result in liability under the FCA. Whistleblowers, the federal government and some courts have taken the position that entities that have violated other statutes, such as the federal Anti-Kickback Statute, have thereby submitted false claims under the FCA. PPACA clarifies this issue with respect to the federal Anti-Kickback Statute by providing that submission of a claim for an item or service generated in violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim under the FCA.

Our intellectual property
We rely upon a combination of trade secret, copyright and trademark laws, license agreements, confidentiality procedures, nondisclosure agreements and technical measures to protect the intellectual property used across our segments and customer channels. We generally enter into confidentiality agreements with our employees, consultants, vendors and customers. We also seek to control access to, and distribution of, our technology, documentation and other proprietary information.
We use numerous trademarks, trade names and service marks for our solutions across our segments and customer channels. We also rely on a variety of intellectual property rights that we license from third parties. Although we believe that alternative technologies are generally available to replace such licensed intellectual property, these third party technologies may not continue to be available to us on commercially reasonable terms or at all.
We also have several patents and patent applications covering solutions we provide, including software applications. Due to the nature of our applications, we believe that patent protection is a less significant factor than our ability to further develop, enhance and modify our current solutions in order to remain competitive.
The steps we have taken to protect our copyrights, trademarks, service marks and other intellectual property may not be adequate, and third parties could infringe, misappropriate or misuse our intellectual property. If this were to occur, it could harm our reputation and adversely affect our competitive position or results of operations.
As required by the terms of the Stock and Asset Purchase Agreement, we ceased the use of the Thomson Reuters name and transitioned to a new name when TRHI changed its name to Truven Health Analytics Inc. after the closing of the Acquisition. The adoption of a new brand name may result in market confusion despite our efforts to inform our current and prospective customers of our name and ownership change. In addition, we continue to invest significant resources in our rebranding efforts and there can be no assurance that the new brand will be successful or that our rebranding strategy will timely gain market awareness or acceptance.

PART II

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations covers periods prior to and including the closing of the Acquisition on June 6, 2012 (the Predecessor Period) and periods from the inception of Truven Holding (April 20, 2012) through December 31, 2013, which was after the closing of the Acquisition (the Successor Period). Accordingly, the discussion and analysis of the Predecessor Period does not reflect the significant impact that the Acquisition had on us, including, without limitation, increased leverage, the impact of acquisition accounting and debt service requirements. You should read the following discussion and analysis in conjunction with our consolidated financial statements as of December 31, 2013, and the related notes thereto included in Part IV: Item 15 - Exhibits and Financial Statements Schedules. The Successor 's consolidated financial statements for the period ended December 31, 2013 represent the consolidated financial position of Truven Holding and its subsidiaries. This discussion and analysis contains forward-looking statements that are based on management's current expectations, estimates and projections about our business and operations. Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements as a result of various factors.

Overview
We are a leading provider of healthcare data and analytics solutions and services to key constituents in the U.S. healthcare system, including federal government agencies, state government agencies, employers and health plans, hospitals, clinicians and pharmaceutical companies. Our solutions and services empower our customers to make decisions to improve the cost, performance and quality of healthcare through data and data analytics.

The Acquisition
On April 23, 2012, VCPH Holding Corp. (now known as Truven Holding, the “Company”), an affiliate of Veritas Capital (the “Sponsor”), entered into the Stock and Asset Purchase Agreement with Thomson Reuters U.S. Inc. (“TRUSI”) and Thomson Reuters Global Resources, both affiliates of the Thomson Reuters Corporation (“Thomson Reuters”) (“the Stock and Asset Purchase Agreement”), which VCPH Holding Corp. assigned to Wolverine on May 24, 2012. Pursuant to the Stock and Asset Purchase Agreement, on June 6, 2012, Wolverine acquired 100% of the equity interests of Thomson Reuters (Healthcare) Inc. (“TRHI”) and certain other assets and liabilities of the Thomson Reuters Healthcare business (the “Acquisition”). Upon the closing of the Acquisition, Wolverine merged with and into TRHI, with TRHI surviving the Merger as a direct wholly-owned subsidiary of VCPH Holding Corp. (now known as Truven Holding), and subsequently changed its name to Truven Health Analytics Inc. (“Truven”). Following the Merger, the assets and liabilities acquired are now held by Truven (formerly TRHI), which remains a direct wholly-owned subsidiary of Truven Holding. Truven Holding was formed on April 20, 2012 for the purpose of consummating the Acquisition. We financed the Acquisition and paid related costs and expenses associated with the Acquisition and the financing as follows: (i) approximately $464.4 million in common equity was contributed by entities affiliated with the Sponsor and certain co-investors; (ii) $527.6 million principal amount was borrowed under the Term Loan Facility; and (iii) $327.1 million principal amount of Notes were issued.
In connection with the offering of the Notes and the Acquisition, VCPH Holding Corp. (now known as Truven Holding) and Wolverine entered into the Senior Credit Facility, which consisted of (i) the $527.6 million Term Loan Facility and (ii) the $50.0 million Revolving Credit Facility. In connection with the Merger, Truven succeeded to the obligations of Wolverine under (i) the credit agreement that governs our Senior Credit Facility and (ii) the indenture that governs the Notes.
In accordance with the acquisition method of accounting, following the Acquisition on June 6, 2012, we, with the assistance of a third-party valuation firm, estimated the fair values of acquired assets and assumed liabilities based on the actual tangible and identifiable intangible assets and liabilities that existed as of June 6, 2012. These fair values were finalized and are reflected in our balance sheet on the date of the Acquisition. In this process, we applied certain assumptions as inputs to the valuation calculations. These assumptions represent our best estimates based on historic performance of the respective reporting segments, trends within the market place and our consideration of the potential impact of political, economic and social factors that are considered beyond our control. Significant assumptions included within our discounted cash flow valuation include revenue growth rates, operating profit margins, implied rate of return used and terminal growth rates. The impact of this acquisition accounting results in certain differences between Predecessor and Successor financial statements discussed herein, and thereby affects comparability between such statements.
Predecessor and Successor Periods
Successor Period-The consolidated financial statements as of and for the year ended December 31, 2013, and for the periods from April 20, 2012 through December 31, 2012 and January 1, 2013 through December 31, 2013 include the accounts of Truven Holding from inception and its subsidiaries subsequent to the closing of the Acquisition on June 6, 2012. The consolidated financial statements of the Successor reflect the Acquisition under the acquisition method of accounting, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations.

Predecessor Period-The accompanying combined financial statements of the Thomson Reuters Healthcare business (our “Predecessor”) prior to the Acquisition, include the combined financial statements of TRHI and certain assets owned by subsidiaries of Thomson Reuters Corporation (“Thomson Reuters” or the “Predecessor Parent”).

The combined financial statements of our Predecessor and the consolidated financial statements of the Successor included in this report have been prepared in conformity with generally accepted accounting principles in the Unites States of America (“GAAP”). The combined financial statements of our Predecessor have been derived from the accounting records of Thomson Reuters using historical results of operations and the historical bases of assets and liabilities, adjusted as necessary to conform to GAAP. All significant transactions between our Predecessor and other Thomson Reuters entities are included in our Predecessor's combined financial statements. Management believes the assumptions underlying our Predecessor's combined financial statements are reasonable. However, the combined financial statements may not necessarily reflect what our Predecessor's results of operations, financial position and cash flows would have been had it operated as a standalone company without the shared resources of Thomson Reuters for the periods presented.

Our Segments

The determination of reportable segments was based on the discrete financial information provided to the CODM. The Chief Executive Officer has the authority for resource allocation and assessment of the Company’s performance and is, therefore, the CODM.
Through the first quarter of 2014, the Company operated and managed its business through three reportable segments: Payer, Hospitals and Clinicians. During the second quarter of 2014, the Company determined its new reportable segments based on the discrete financial information provided to the CODM. As a result, management changed the Company’s segment structure enabling us to more effectively focus on business and market facing opportunities and to simplify the business decision-making process. The new operating segments have been aligned to the Commercial and Government division structures that are each headed by separate segment managers with corresponding changes in its internal management structure and information provided to the CODM. The Commercial segment includes the former Payer’s Employer/HealthPlan and Pharma channels, the former Hospitals and Clinicians segments, and Simpler's Lean enterprise transformation consulting services business. The Government segment is mainly comprised of the former Payer’s Federal and State Government channels. The change in the structure of the Company's internal organization causes the composition of our reportable segments to be recast retrospectively.
The operating segments have been aligned to the Commercial and Government division structures that are each headed by separate segment managers with corresponding changes in its internal management structure and information provided to the CODM.
The Company's operating segments, which primarily operate in the United States, are as follows:
Commercial

The Commercial segment provides analytic solutions and services to improve the cost, quality, and effectiveness of healthcare for commercial organizations across the healthcare industry including providers, integrated delivery networks, insurers, professional services organizations, healthcare exchanges, manufacturers, and corporations.
Government

The Government segment provides integrated analytic solutions and services to improve the cost, quality, and effectiveness of healthcare for federal and state agencies (e.g. Centers for Medicare & Medicaid Services and state Medicaid agencies) and federally owned and operated healthcare facilities.  Our sales and client services are tailored to meet the specific procurement, sales and support requirements of the government market.

The CODM evaluated the performance of our segments based on segment operating income (loss), which is calculated internally as net sales, less cost of operations (including allocation of technology costs), selling and marketing, and general and administrative expenses, excluding depreciation and amortization.
Center/shared services consist of items that are not directly attributable to reportable segments, such as corporate administrative costs and elimination of intercompany transactions. Additionally, corporate expenses may include other non-recurring or non-operational activity that the CODM excludes in assessing operating segment performance. These expenses, along with depreciation and amortization, other operating income/expense and other non-operating activity such as interest expense/income, are not considered in the measure of the segments’ operating performance, but are shown herein as reconciling items to the Company’s consolidated income (loss) before income taxes.
The accounting policies for the reportable segments are the same as those for the consolidated Company.
Standalone Company
Before the Acquisition, our Predecessor historically engaged in extensive intercompany transactions with Thomson Reuters and its subsidiaries relative to certain support services, including, among others, finance and accounting, treasury, tax, transaction processing, information technology, legal, human resources, payroll, insurance and real estate management. Thomson Reuters allocated costs to our Predecessor for the provision of these services. These amounts are presented within “Allocation of costs from Predecessor Parent and affiliates” in our Predecessor's combined statement of comprehensive loss, except for certain data center costs that are presented in “Cost of revenues, excluding depreciation and amortization.” These amounts are not necessarily representative of the amounts that would have been reflected in the combined financial statements had our Predecessor operated independently of Thomson Reuters.

Under the Transitional Services Agreement that was executed in connection with the Acquisition, the Stock Seller agreed to continue to provide certain services (including, but not limited to, data hosting, management information services support, campus services support, accounts payable, general ledger and payroll systems support, human resources administration support and facilities) for certain pre-determined periods and at pre-determined negotiated rates, as specified therein, depending upon the specific services to be provided. During this period, we incurred duplicate costs while using services provided to us under the Transitional Services Agreement. Such fees are, in the aggregate, in line with the allocation and direct costs reflected in our Predecessor’s statement of comprehensive loss for the period ended June 6, 2012. As of December 31, 2013, we have completed our administrative infrastructure, and all of these functions have been assumed by us or by third parties on our behalf, including hosting services of certain technology infrastructure. The expense incurred under this transition service agreement amounted to $12.3 million from April 20, 2012 to December 31, 2012, and $10.5 million for the year ended December 31, 2013.

We have also incurred $22.1 million and $21.2 million of other costs related to our transition as a standalone company from June 7, 2012 through December 31, 2012 and from January 1, 2013 through December 31, 2013, of which $13 million and $3 million relates to capital expenditures related to data center migration, separating the IT infrastructure from our Predecessor Parent, respectively. We do not expect to incur additional costs related to separation of IT infrastructure from our Predecessor or additional fees under the Transitional Services Agreement in 2014.

Deferred Revenue; Fair Value Adjustments
Our revenues are derived from the sale of subscription data, analytics solutions and services. Our revenues from the sale of subscription data and analytics solutions are typically billed annually in advance and recognized on a straight-line basis over the contract term, which is typically one to three years. As a result, cash collections from customers for subscription data and analytic solutions can be greater than the revenue recognized (which only correspond to those revenues associated with services already rendered). In cases of billings in advance or advanced receipt of payments from customers, we record deferred revenue, a liability that is reduced as revenue is recognized. Our revenues from services are invoiced according to the terms of the contract, typically in arrears (after the corresponding services have been rendered), and recognized over the term of the contract. Contracts for services vary in length from a few months to several years. The carrying value of our deferred revenue as of June 6, 2012 totaled $138.7 million. Following the completion of the Acquisition, we determined, with the assistance of a third-party valuation firm, that the fair value of our deferred revenue should be adjusted to $80.2 million. As a result, deferred revenue on certain contracts of $58.5 million was written off, which negatively impacted our revenue for the year ended December 31, 2013, and Successor Period from April 20, 2012 to December 31, 2012, by $8.8 million and $43.5 million, respectively. The write-off will have a future aggregate negative impact of $6.3 million with the majority reflected over the next 24 months.

Results of Operations

The following section provides a comparative discussion of our results of operations for the year ended December 31, 2013, the combined 2012 Predecessor and Successor Periods, and the Predecessor year ended December 31, 2011 respectively, and should be read in conjunction with our consolidated and combined financial statements for the year ended December 31, 2013 and the related notes thereto, included in Part IV: Item 15 - Exhibits and Financial Statements Schedules. Factors that relate primarily to a specific business segment are discussed in more detail within that business segment.

Year ended December 31, 2013 compared to year ended December 31, 2012 (Predecessor fiscal Period from January 1, 2012 to June 6, 2012 and Successor fiscal Period from April 20, 2012 to December 31, 2012)

In order to present a more clear description and meaningful discussion and analysis of our performance during fiscal 2012, our discussion of the 2012 fiscal year combines the results for the period from January 1, 2012 to June 6, 2012 (Predecessor Period) and the period April 20, 2012 to December 31, 2012 (Successor Period). These combined periods do not purport to represent what our results of operations would have been for the year ended December 31, 2012 on a Predecessor basis or a Successor basis. The following table summarizes our consolidated and combined results of operations for the periods indicated:

(Dollars in thousands)	Year ended December 31, 2013	% of revenue	From inception (April 20, 2012) to December 31, 2012	January 1, 2012 to June 6, 2012	Combined Year ended December 31, 2012	% of revenue	Change	% change
	(Successor)		(Successor)	(Predecessor)
Revenues, net	$492,702	100%	$241,786	$208,998	$450,784	100%	$41,918	9%
Operating costs and expenses
Cost of revenues, excluding depreciation and amortization(a)	(265,541)	(54)%	(141,558)	(112,050)	(253,608)	(56)%	(11,933)	5%
Selling and marketing, excluding depreciation and amortization(b)	(56,157)	(11)%	(30,958)	(25,917)	(56,875)	(13)%	718	(1)%
General and administrative, excluding depreciation and amortization(c)	(41,042)	(8)%	(13,042)	(27,173)	(40,215)	(9)%	(827)	2%
Allocation of costs from Predecessor Parent and affiliates(d)	—	—%	—	(10,003)	(10,003)	(2)%	10,003	(100)%
Depreciation	(21,219)	(4)%	(6,700)	(6,805)	(13,505)	(3)%	(7,714)	57%
Amortization of developed technology and content	(31,894)	(6)%	(15,470)	(12,460)	(27,930)	(6)%	(3,964)	14%
Amortization of other identifiable intangible assets(e)	(34,460)	(7)%	(19,527)	(8,226)	(27,753)	(6)%	(6,707)	24%
Goodwill impairment	(366,662)	(74)%	—	—	—	—%	(366,662)	NM
Other operating expenses(f)	(35,038)	(7)%	(49,622)	(18,803)	(68,425)	(15)%	33,387	(49)%
Total operating costs and expenses	(852,013)	(173)%	(276,877)	(221,437)	(498,314)	(111)%	(353,699)	71%
Operating income (loss)	(359,311)	(73)%	(35,091)	(12,439)	(47,530)	(11)%	(311,781)	656%
Net interest income (expense) (g)	(70,581)	(14)%	(49,014)	3	(49,011)	(11)%	(21,570)	44%
Other finance costs	(24)	—%	—	—	—	—%	(24)	—%
Income (Loss) before income taxes	(429,916)	(87)%	(84,105)	(12,436)	(96,541)	(21)%	(333,375)	345%
Benefit from income taxes	84,927	17%	29,993	4,803	34,796	8%	50,131	144%
Net loss	$(344,989)	(70)%	$(54,112)	$(7,633)	$(61,745)	(14)%	$(283,244)	459%

(a)
Includes all personnel and other costs attributable to a revenue stream, including but not limited to, client support, client operations, product management, royalties, allocation of technology support costs relating to market data and professional service costs.

(b)	Includes all personnel and other costs related to sales and marketing, including but not limited to, sales and marketing staff, commissions and marketing events.

(c)	Includes all personnel and other costs related to general administration as well as costs shared across the organization, including but not limited to technology, finance and strategy.

(d)
As described in Note 18 to the financial statements, included in Part IV: Item 15 - Exhibits and Financial Statements Schedules, our Predecessor historically engaged in related party transactions with Thomson Reuters relative to certain support services, including among others, finance, accounting, treasury, tax, transaction processing, information technology, legal, human resources, payroll, insurance and real estate management.

(e)	Includes amortization of definite‑lived trade names and acquired customer relationship assets.

(f)
Includes costs incurred to transition the Company to a standalone business. These costs include nonrecurring expenses associated with data center migration, separating the infrastructure from Predecessor Parent, and the related consulting and professional fees. Also includes severance and retention bonuses relating to the Acquisition and Sponsor fee for Veritas Capital. See Note 14 to the consolidated and combined financial statements included elsewhere in this report.

(g)	Interest earned or paid related to third party transactions.

Discussion of year ended December 31, 2013 (Successor) compared to year ended December 31, 2012 (Combined Successor and Predecessor Periods)
Revenues, net
Our net revenues were $492.7 million for the year ended December 31, 2013 as compared to $450.8 million for the year ended December 31, 2012, an increase of $41.9 million or 9%. This increase was primarily due to the impact from the $8.8 million deferred revenue adjustment in 2013 compared to the $43.5 million deferred revenue adjustment in 2012, in connection with the Acquisition and due to implementation and migration revenue from large contracts in State government. For a detailed explanation of the variations in revenue for each of our segments, see the individual segment discussions below.
Cost of revenues, excluding depreciation and amortization
Our cost of revenues, excluding depreciation and amortization, was $265.5 million for the year ended December 31, 2013 as compared to $253.6 million for the year ended December 31, 2012, an increase of $11.9 million, or 5%. This increase was primarily due to higher implementation and data migration costs related to new projects, particularly on several large State Government contracts. In addition, we incurred higher maintenance costs of developed technology and content, royalties to Population Health content providers, telecommunications costs and other revenue related costs as we transitioned to a standalone company, partially offset by a lower bonus accrual in 2013.
Selling and marketing expense, excluding depreciation and amortization
Our selling and marketing expense, excluding depreciation and amortization, was $56.2 million for the year ended December 31, 2013 as compared to $56.9 million for the year ended December 31, 2012, a decrease of $0.7 million, or 1%, primarily due to a lower bonus accrual in 2013.
General and administrative expense, excluding depreciation and amortization
Our general and administrative expense, excluding depreciation and amortization, was $41.0 million for the year ended December 31, 2013 as compared to $40.2 million for the year ended December 31, 2012, an increase of $0.8 million, or 2%. The increase was primarily due to an increase in facilities related expense, telecommunications costs, salaries and related costs for additional new hires as we transitioned to a standalone company, partially offset by a lower bonus accrual in 2013.
Depreciation and amortization
Our depreciation and amortization expense was $87.6 million for the year ended December 31, 2013 as compared to $69.2 million for the year ended December 31, 2012, an increase of $18.4 million or 27%. This increase was primarily due to the overall impact of new computer hardware and other property, and developed technology and content that were placed in service in 2013 related to the completion of new data center and information system infrastructure.

Other operating expenses
Our other operating expense was $35.0 million for the year ended December 31, 2013 as compared to $68.4 million for the year ended December 31, 2012, a decrease of $33.4 million or 49%. This decrease was primarily due to higher Acquisition-related expenses incurred in 2012. In 2013, other operating expenses included $27.0 million of Acquisition related costs, consisting of expenses incurred mainly related to data migration and the separation of our IT infrastructure from our Predecessor Parent and costs related to the Transitional Services Agreement with Thomson Reuters, $3.8 million of severance and retention bonuses, $1.3 million of asset write-offs and $2.9 million of Sponsor advisory fees. Other operating expenses in 2012 included $38.0 million of Acquisition-related costs, $17.9 million of severance and retention bonuses ($7.7 million related to our Predecessor), $9.8 million of disposal related costs of our Predecessor and $2.7 million of Sponsor advisory fees and other costs. Acquisition related costs in 2012 mainly consisted of $12.0 million of transaction fees paid to Veritas Capital and the remainder related to direct acquisition costs consisting of legal, finance, consulting and professional fees.
Goodwill impairment
We performed our annual goodwill impairment test during the fourth quarter of 2013 and concluded that our goodwill on all our reporting units is impaired because each of the reporting unit's carrying value exceeded its fair value due to lower-than-expected growth in revenue and cash flow in fiscal year 2013 resulting from certain selling cycle delays, particularly in the government sector, uncertainty in the healthcare sector related to the Patient Protection and Affordable Care Act, higher-than-expected costs due to significant investments in technology infrastructure, as well as an increase in the discount rate used in the discounted cash flow analysis as compared to the rate used in the prior year’s analysis. Accordingly, we recorded a total of $366.7 million of non-cash goodwill impairment charge in the fourth quarter of 2013.

Operating income (loss)
Our operating loss was $359.3 million for the year ended December 31, 2013 as compared to an operating loss of $47.5 million for the year ended December 31, 2012, a decrease of $311.8 million, or 656%, from 2012. The decrease was primarily due to the goodwill impairment, as discussed above.
Net interest expense
Our net interest expense was $70.6 million for the year ended December 31, 2013, as compared to $49.0 million for the year ended December 31, 2012, an increase of $21.6 million, or 44%. The increase was mainly due to twelve months of interest expense in 2013 compared to approximately seven months in 2012, offset by the interest rate being lower by 2.25% as a result of refinancing of the Term Loan Facility in October 2012 and April 2013. In addition, there was additional interest on incremental borrowings under the Term Loan Facility and Revolving Credit Facility of $11.3 million and $30.0 million, respectively. Also, included in the 2013 interest expense was $3.3 million of loss on early extinguishment of debt as a result of the April 2013 refinancing.

Other finance costs

Other finance costs mainly represents foreign exchange gains/losses as a result from our international operations. Also included in other finance costs are bank charges and fees.

Benefit from income taxes

Our income tax benefit was $84.9 million for the year ended December 31, 2013 as compared to a benefit of $34.8 million for the year ended December 31, 2012, an increase of $50.1 million or 144%. Income tax benefit for the year ended December 31, 2013 and year ended December 31, 2012, at an effective tax rate of 19.8%, and 36.0%, respectively, are different from the amount derived by applying the federal statutory tax rate of 35%, mainly due to the impact of certain state income taxes, non deductible goodwill impairment charge, and foreign rate differential.

Segment discussion
The following table summarizes our segment information for the years ended December 31, 2013 and 2012:

(Dollars in thousands)	Year ended December 31, 2013	% of revenue	From inception (April 20, 2012) to December 31, 2012	January 1, 2012 to June 6, 2012	Combined year ended December 31, 2012	% of revenue	Change	% change

Commercial
Revenues	394,896	100%	172,235	195,470	367,705	100%	27,191	7%
Segment operating income	140,173	35%	42,036	55,206	97,242	26%	42,931	44%
Government
Revenues	97,806	100%	36,763	46,316	83,079	100%	14,727	18%
Segment operating income (loss)	11,053	11%	(228)	10,654	10,426	13%	627	6%

Commercial segment

Revenues
Our Commercial revenue was $394.9 million for 2013 as compared to $367.7 million for 2012, an increase of $27.2 million or 7%. This was primarily due to the lower impact from the deferred revenue adjustment ($7.2 million in 2013 compared to $38.4 million in 2012) in connection with the Acquisition and offset due to some cancellations and price competition in care management solutions.

Operating income
Our Commercial operating income was $140.2 million for 2013 as compared to $97.2 million in 2012, an increase of $42.9 million or 44.1%. The increase was mainly due to the increase in revenue discussed above and higher costs of operations in 2012 as we transitioned to a standalone company.

Government segment

Revenues
Our Government revenue was $97.8 million for 2013 compared to $83.1 million for 2012, an increase of $14.7 million or 17.7%. This was primarily due to implementation and migration revenue from large contracts in State government and the lower impact from the deferred revenue adjustment ($1.6 million in 2013 compared to $5.1 million in 2012) in connection with the Acquisition.

Operating income
Our Government operating income was $11.1 million for 2013 compared to $10.4 million for 2012, an increase in operating income of $0.6 million or 6.0%. The increase was mainly due to the increase in revenue discussed above, offset by higher costs mainly due to initiatives to improve sales in the federal and state agencies, such as Centers for Medicare & Medicaid Services, state Medicaid agencies, as well as federally owned and operated healthcare facilities.

Year ended December 31, 2012 (Combined Predecessor fiscal period from January 1, 2012 to June 6, 2012 and Successor fiscal period from April 20, 2012 to December 31, 2012) compared to the year ended December 31, 2011
In order to present a more clear description and meaningful discussion and analysis of our performance for the combined year ended December 31, 2012 compared to December 31, 2011, our 2012 period combines the results for the period January 1, 2012 to June 6, 2012 (Predecessor) and April 20, 2012 to December 31, 2012 (Successor). This combined basis does not purport to represent what our results of operations would have been for the period from January 1, 2012 to December 31, 2012 on a Predecessor basis or a Successor basis.
The following table summarizes our consolidated and combined results of operations for the periods indicated:

(Dollars in thousands)	From inception (April 20, 2012) to December 31, 2012	January 1, 2012 to June 6, 2012	Combined Year ended December 31, 2012	% of revenue	December 31, 2011	% of revenue	Change	% change
	(Successor)	(Predecessor)			(Predecessor)
Revenues, net	$241,786	$208,998	$450,784	100%	$483,207	100%	$(32,423)	(7)%
Operating costs and expenses
Cost of revenues, excluding depreciation and amortization(a)	(141,558)	(112,050)	(253,608)	(56)%	(245,609)	(51)%	(7,999)	3%
Selling and marketing, excluding depreciation and amortization(b)	(30,958)	(25,917)	(56,875)	(13)%	(54,814)	(11)%	(2,061)	4%
General and administrative, excluding depreciation and amortization(c)	(13,042)	(27,173)	(40,215)	(9)%	(44,867)	(9)%	4,652	(10)%
Allocation of costs from Predecessor Parent and affiliates(d)	—	(10,003)	(10,003)	(2)%	(34,496)	(7)%	24,493	(71)%
Depreciation	(6,700)	(6,805)	(13,505)	(3)%	(14,851)	(3)%	1,346	(9)%
Amortization of developed technology and content	(15,470)	(12,460)	(27,930)	(6)%	(24,208)	(5)%	(3,722)	15%
Amortization of other identifiable intangible assets(e)	(19,527)	(8,226)	(27,753)	(6)%	(19,691)	(4)%	(8,062)	41%
Other operating expenses(f)	(49,622)	(18,803)	(68,425)	(15)%	(20,002)	(4)%	(48,423)	242%
Total operating costs and expenses	(276,877)	(221,437)	(498,314)	(111)%	(458,538)	(95)%	(39,776)	9%
Operating (loss) income	(35,091)	(12,439)	(47,530)	(11)%	24,669	5%	(72,199)	(293)%
Interest expense to Predecessor Parent(g)	—	—	—	—%	134	—%	(134)	(100)%
Net interest (expense) income(h)	(49,014)	3	(49,011)	(11)%	(63)	—%	(48,948)	77,695%
(Loss) income before income taxes	(84,105)	(12,436)	(96,541)	(21)%	24,740	5%	(121,281)	(490)%
(Benefit from) provision for income taxes	29,993	4,803	34,796	8%	(9,859)	(2)%	44,655	(453)%
Net (loss) income	$(54,112)	$(7,633)	$(61,745)	(14)%	$14,881	3%	$(76,626)	(515)%

(a)
Includes all personnel and other costs attributable to a revenue stream, including but not limited to, client support, client operations, product management, royalties, allocation of technology support costs administered by Thomson Reuters relating to market data and professional service costs.

(b)	Includes all personnel and other costs related to sales and marketing, including but not limited to, sales and marketing staff, commissions and marketing events.

(c)	Includes all personnel and other costs related to general administration as well as costs shared across the organization, including but not limited to technology, finance and strategy.

(d)
As described in Note 18 to the consolidated and combined financial statements included in Part IV: Item 15 - Exhibits and Financial Statements Schedules, we historically engaged in intercompany transactions with Thomson Reuters relating to certain support services, including among others, finance, accounting, treasury, tax, transaction processing, information technology, legal, human resources, payroll, insurance and real estate management.

(e)	Includes amortization of definite‑lived trade names, database content, publishing rights and acquired customer relationship assets.

(f)
Successor Period includes costs incurred to transition the Company to a standalone business. These costs include nonrecurring expenses associated with data center migration, separating the infrastructure from Predecessor Parent, and the related consulting and professional fees. Predecessor Period includes Predecessor's disposal costs incurred as part of the Acquisition process (comprised of audit services, accounting and consulting services and legal fees), severance and retention bonuses relating to the Acquisition, and reserve for note receivable. See Note 14 to the consolidated and combined financial statements included in Part IV: Item 15 - Exhibits and Financial Statements Schedules .

(g)
Prior to the Acquisition, certain of our Predecessor’s cash management transactions with Thomson Reuters were subject to written loan agreements specifying repayment terms and interest payments, under which Thomson Reuters was required to pay interest to our Predecessor equal to the average monthly rate earned by Thomson Reuters on its cash investments held with its primary U.S. banker. Interest on such loans is reflected in “Interest income from Predecessor Parent” in the combined statement of operations. These loan agreements were satisfied upon completion of the Acquisition.

(h)	Interest earned or paid related to third party transactions.
Discussion of the combined year ended December 31, 2012 (Combined Predecessor fiscal period from January 1, 2012 to June 6, 2012 and Successor fiscal period from April 20, 2012 to December 31, 2012) compared to December 31, 2011 (Predecessor)
Revenues, net
Our net revenues were $450.8 million for the combined year ended December 31, 2012, compared to $483.2 million for the year ended December 31, 2011, a decrease of $32.4 million, or 7%. This was primarily due to the adjustment that reduced deferred revenue in the amount of $43.5 million during 2012 in connection with the Acquisition. Offsetting the adjustment to deferred revenue, our combined net revenues increased by $11.1 million, or 2%, in 2012 as compared to 2011. The increase resulted from organic growth in each of our segments. Strong performance from the Commercial segment’s revenue from Population Health and care management solutions was due to higher demand. Government revenue increased due to the signing of several large state government contracts. For a detailed explanation of the variations in revenue for each of our segments, see the individual segment discussions below.
Cost of revenues, excluding depreciation and amortization
Our combined cost of revenues, excluding depreciation and amortization, was $253.6 million for 2012, as compared to $245.6 million for 2011, an increase of $8.0 million, or 3%. This increase was due primarily to revenue growth, excluding the adjustment related to deferred revenue discussed above.

Selling and marketing expense, excluding depreciation and amortization
Our combined selling and marketing expense, excluding depreciation and amortization, was $56.9 million for 2012, as compared to $54.8 million for 2011, an increase of $2.1 million, or 4%. This was due primarily to an increase in sales and marketing efforts to improve sales on existing solutions and offer newly launched platform solutions such as Population Health and Payment Integrity.

General and administrative expense, excluding depreciation and amortization
Our combined general and administrative expense, excluding depreciation and amortization, was $40.2 million for 2012, as compared to $44.9 million for 2011, a decrease of $4.7 million, or 10%. The decrease was primarily due to a decrease in the bonus accrual of $8.9 million in 2012 compared to 2011 because of strong performance in 2011. The decrease was partially offset by higher costs of enterprise systems of $2.2 million.

Allocation of costs from Predecessor Parent and affiliates
The allocation of costs from Predecessor Parent and affiliates was $10.0 million for 2012, compared to $34.5 million for 2011, a decrease of $24.5 million, or 71%. Following the completion of the Acquisition on June 6, 2012, these costs allocations related to certain support services provided by Predecessor Parent and affiliates ceased. As a standalone company, similar costs and expenses were incurred which are now recorded directly as cost of revenues, selling and marketing, and general and administrative expenses.
Depreciation and amortization
Our combined depreciation and amortization expense was $69.2 million for 2012, as compared to $58.8 million for 2011, an increase of $10.4 million, or 18%. This overall increase was primarily due to higher depreciation and amortization expense as a result of $49.2 million of capitalized computer hardware and developed technology and content in 2012 as well as the impact of depreciation and amortization due to the fair value adjustments including the lengthening of useful lives of developed technology and content and other identifiable intangible assets such as customer relationships and trade names as a result of the Acquisition.

Other operating expenses
Our combined other operating expense was $68.4 million for 2012, as compared to $20.0 million for 2011, an increase of $48.4 million, or 242%. The increase was due to: (1) a $11.1 million increase in severance and retention bonuses related to the Acquisition and the disposal of business activities of our Predecessor; (2) a $34.8 million increase in costs directly related to the Acquisition and related costs and non-recurring expenses incurred as we continue to operate as a standalone company; (3) a $1.5 million management fee payable to the Sponsor incurred after the Acquisition; and (4) a $1.2 million write off from discontinued product solutions by our Predecessor in 2012.

Operating income (loss)
Our combined operating loss was $47.5 million for 2012 as compared to operating income of $24.7 million for 2011, a decrease of $72.2 million, or 292%. The decrease was primarily due to a $32.4 million decrease in revenue due to the negative impact of the adjustment in the fair value of deferred revenue as a result of the Acquisition and the $39.8 million increase in total operating expenses primarily due to an increase in costs directly related to the Acquisition and related costs, and non-recurring expenses incurred as we continue to operate as a standalone company as discussed above.

Without the negative impact of the adjustment in deferred revenue, costs of acquisition and disposal of business activities of our Predecessor and non-recurring expenses we incurred as we continue to be a standalone company, the operating income increased by $20.8 million or 44% in 2012 compared to 2011. The increase was primarily due to the $11.0 million increase in revenue across all segments, $24.5 million decrease in allocation of costs from Predecessor Parent and a combined $2.1 million decrease in selling and marketing, and general and administrative expenses, excluding depreciation expense. These were partially offset by a $10.4 million increase in depreciation and amortization, a $1.2 million increase in other operating expenses related to write-offs from a discontinued product solution by our Predecessor in 2012, and an increase in cost of revenues, excluding depreciation and amortization.

Interest income from Predecessor Parent
Upon completion of the Acquisition, the loan agreements that our Predecessor historically entered into with Thomson Reuters relating to intercompany cash management arrangements were satisfied in full.

Net interest (expense) income
Our net interest expense was $49.0 million for 2012, as compared to a de minimis amount for 2011. This interest expense is primarily related to our issuance of long-term debt (including the $527.6 million under the Term Loan Facility and the $327.2 million of Senior Notes) to finance the Acquisition. Included in the interest expense were amortization of debt issue cost and deferred finance costs of $1.1 million and $1.6 million, respectively. In addition, on October 3, 2012, we refinanced our Senior Credit Facility, as a result of which the loans with certain lenders were determined to be extinguished. As a result, we recorded $6.7 million of loss on early extinguishment of long-term debt, which was included in Net interest (expense) income.

Benefit from income taxes
Our combined income tax benefit was $34.8 million for 2012, as compared to a $9.9 million provision for 2011. This change was primarily due to our lower taxable income in 2012 compared to the prior year. The effective tax rate for 2012 was 36%, as compared to 40% for 2011. The decrease in effective rate was primarily due to the impact of certain Acquisition related expenses incurred in this period that were not deductible.

Segment discussion
The following table summarizes our segment information for the fiscal years ended December 31, 2012 and 2011:

(Dollars in thousands)	January 1, 2012 to June 6, 2012	From inception (April 20, 2012) to December 31, 2012	Combined year ended December 31, 2012	% of revenue	Year ended December 31, 2011	% of revenue	Change	% change

Commercial
Revenues	172,235	195,470	$367,705	100%	$384,007	100%	$(16,302)	(4.2)%
Segment operating income	42,036	55,206	97,242	26%	108,567	28%	$(11,325)	(10.4)%
Government
Revenues	36,763	46,316	83,079	100%	97,627	100%	$(14,548)	(14.9)%
Segment operating income (loss)	(228)	10,654	10,426	13%	17,294	18%	$(6,868)	(39.7)%

Commercial segment

Revenues
Our Commercial revenue was $367.7 million for 2012 as compared to $384.0 million for 2011, a decrease of $16.3 million or 4.2%. This was primarily due to the adjustment that reduced deferred revenue in the amount of $38.4 million in connection with the Acquisition. The decrease was partially offset by increase in demand in the Population Health and care management solutions.

Operating income
Our Commercial operating income was $97.2 million for 2012 as compared to $108.6 million in 2011, a decrease of $11.3 million or 10.4%. The decrease was mainly due to the decrease in revenue discussed above.

Government segment

Revenues
Our Government revenue was $83.1 million for 2012 compared to $97.6 million for 2011, a decrease of $14.5 million or 14.9%. This was primarily due to the adjustment that reduced deferred revenue in the amount of $5.1 million in connection with the Acquisition and due to selling cycle delays and lower new sales and contract cancellations in the Federal Government. The decrease was partially offset by an increase in large State government contracts.

Operating income
Our Government operating income was $10.4 million for 2012 compared to $17.3 million for 2011, a decrease in operating income of $6.9 million or 39.7%. The decrease was mainly due to the decrease in revenue discussed above, coupled with lower margin in State Government contracts and higher operating costs as we transitioned to become a standalone company.

Non-GAAP Measures

Adjusted EBITDA Calculation
EBITDA is defined as net income before net interest (expense) income, provision for income taxes, and depreciation and amortization, and is used by management to measure the overall operating performance of the business at a consolidated and combined level. We also use EBITDA and Adjusted EBITDA as a measure to calculate certain financial covenants related to the Senior Credit Facility and as a factor in our tangible and intangible asset impairment testing. Adjusted EBITDA is calculated by adding to or subtracting from EBITDA items of expense and income as described below.

EBITDA and Adjusted EBITDA are supplemental measures of our overall performance and our ability to service debt that are not required by, or presented in accordance with, GAAP. EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income or other performance measures derived in accordance with GAAP, or as alternatives to cash flow from operating activities as measures of our liquidity. In addition, our measurements of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Management believes that the presentation of EBITDA and Adjusted EBITDA and the ratios using EBITDA and Adjusted EBITDA included in this report provide useful information to investors regarding our results of operations because they assist in analyzing and benchmarking the performance and value of our business.
EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider such measures either in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes;

•	EBITDA and Adjusted EBITDA do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•	EBITDA and Adjusted EBITDA do not reflect pension and post-retirement obligations;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA and Adjusted EBITDA differently, limiting their usefulness as comparative measures.
Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to us to reinvest in the growth of our business or as a measure of cash that will be available to us to meet our obligations.

The following table is a reconciliation of our net loss to EBITDA and Adjusted EBITDA for the year ended December 31, 2013, the combined year ended December 31, 2012, and the year ended December 31, 2011:

	Year ended December 31,	Combined year ended December 31,	From inception (April 20, 2012) to December 31,	January 1, 2012 to June 6,	Year ended December 31,
(Dollar in thousands)	2013	2012	2012	2012	2011
	(Successor)		(Successor)	(Predecessor)
Net income (loss)	$(344,989)	$(61,745)	$(54,112)	$(7,633)	$14,881
Provision for (benefit from) income tax	(84,927)	(34,796)	(29,993)	(4,803)	9,859
Interest income from Predecessor Parent	—	—	—	—	(134)
Net interest expense (income)	70,581	49,011	49,014	(3)	63
Depreciation	21,219	13,505	6,700	6,805	14,851
Amortization of developed technology and content	31,894	27,930	15,470	12,460	24,208
Amortization of other identifiable intangible assets	34,460	27,753	19,527	8,226	19,691
EBITDA	(271,762)	21,658	6,606	15,052	83,419
Acquisition related and transition costs to a standalone company(1)	30,815	70,449	48,164	22,285	22,222
Allocation of costs from Predecessor Parent and Affiliates(2)	—	14,871	—	14,871	44,709
Estimated standalone costs(3)	—	(10,306)	—	(10,306)	(23,090)
Non-cash stock compensation expense	1,457	1,384	329	1,055	1,349
Deferred revenue adjustments(4)	8,758	43,484	43,484	—	—
Shared asset depreciation(5)	—	558	—	558	1,538
Goodwill impairment(6)	366,662	—	—	—	—
Asset write-offs/retirements(7)	1,856	—	—	—	—
Other(8)	2,929	1,719	(4,129)	5,848	424
Adjusted EBITDA	$140,715	$143,817	$94,454	$49,363	$130,571

(1)
The Successor periods included retention incentives to key employees related to the Acquisition and costs as we transition to a standalone company. The Predecessor periods included disposal related costs and severances and bonuses in connection with the disposal. See Note 14 to the consolidated and combined financial statements, included in Part IV: Item 15 - Exhibits and Financial Statements Schedules.

(2)
Includes allocation of costs from Predecessor Parent and affiliates and cost of revenues and allocation of technology support administered by the Predecessor Parent relating to customer data. These allocations ceased following the completion of the Acquisition on June 6, 2012.

(3)	Company standalone estimates for shared services costs.

(4)
Amount of the reduction in deferred revenue as a result of the Acquisition that negatively impacted our revenue. We wrote down the value of our deferred revenue based on valuation analysis completed as a result of the Acquisition.

(5)	Portion of allocated costs in cost of revenues that represent depreciation.
(6) Goodwill impairment loss on all three reporting units. See Note 8 to the consolidated and combined financial statements, included in Part IV: Item 15 - Exhibits and Financial Statements Schedules.

(7)
Includes $562 of write-offs and retirements of certain computer hardware and other assets, and $1,294 write-off of advanced revenue share with a supplier. See Note 16 to the consolidated and combined financial statements, included in Part IV: Item 15 - Exhibits and Financial Statements Schedules.

(8)	Other mainly includes recurring management fees paid to the Sponsor in 2013 and non-cash vacation accrual true-up charges in connection with the Acquisition in 2012.

Liquidity and Capital Resources
Cash flows
The following table summarizes our cash activities:

(In thousands)	Year ended December 31, 2013	Combined - Year ended December 31, 2012	From inception (April 20, 2012) to December, 2012	January 1, 2012 to June 6, 2012	Year ended December 31, 2011
	(Successor)		(Successor)	(Predecessor)	(Predecessor)
Net cash provided by (used in) operating activities	$(1,365)	$45,158	$27,352	$17,806	$85,017
Net cash used in investing activities	(43,785)	(1,290,957)	(1,280,672)	(10,285)	(40,521)
Net cash provided by (used in) financing activities	31,765	1,269,612	1,277,125	(7,513)	(44,659)
Operating activities
Cash provided by (used in) operating activities for the year ended December 31, 2013 was $(1.4) million as compared to cash provided by operating activities of $45.2 million for the combined year ended December 31, 2012, a decrease of $46.5 million. The decrease was mainly due to $25.8 million increase in interest payments related to our debt during the 2013 period. This was partially offset by a $30.2 million increase in cash receipts from customers due to improved efforts in collection and a $50.9 million increase in payments to various suppliers mainly due to timing of cash payments.

Cash provided by operating activities for 2012 was $45.2 million as compared to $85.0 million for 2011. This decrease of $39.8 million was primarily related to a decrease in net income, driven by Acquisition related costs and activities and interest payments. Cash receipts from customers decreased by $2.9 million in 2012 compared to 2011 primarily due to lower revenues. We made interest cash payments of $36.3 million in 2012 related to our debt used to partially fund the Acquisition. The increase in cash payments of $22.0 million directly related to other operating costs, including acquisitions/disposal costs were more than offset by a $21.4 million decrease in cash payments to suppliers and service providers due to timing of payments.

Investing activities
Cash used in investing activities for the year ended December 31, 2013 of $43.8 million was mainly due to $43.5 million in capital expenditures related to a new data center, IT infrastructure and developed technology and content and $0.3 million notes receivable from VCPH Holding LLC as compared to $1,291.0 million for the combined year ended December 31, 2012, which mainly related to cash used to pay the purchase price of the Acquisition in 2012 of $1,249.4 million. Capital expenditures increased by $1.9 million due to an increase in computer hardware, IT infrastructure and developed technology and content as the Company transitioned into a standalone company.

Cash used in investing activities for the year ended December 31, 2011 of $40.5 million consist mainly of capital expenditures related to computer hardware and developed technology and contents.

Financing activities
Cash provided by financing activities for the year ended December 31, 2013 was $31.8 million. This amount consisted of a $30.0 million Revolving Credit Facility loan drawn for working capital requirements, $2.4 million of additional capital contribution from the Parent, and net proceeds of $11.3 million from the April 2013 refinancing, partially offset by $5.3 million of principal repayment of the Senior Term Loan Facility, $5.8 million of premium payment to lenders for the April 2013 Refinancing and $0.8 million principal payment of capital lease obligation.
Cash provided by financing activities for the combined year ended December 31, 2012 was $1,269.6 million. During 2012, cash provided by financing activities in 2012 included $464.4 million in cash from equity contributions, $842.1 million from the issuance of debt (Term Loan Facility and Notes) that was used to pay the purchase price of the Acquisition, which was partially offset by $2.6 million of principal payment on the Senior Term Loan Facility, $21.6 million of debt issuance costs and $5.2 million of premium payment to lenders for the October 2012 Refinancing. In addition, there was an increase of $16.8 million in the net investment of the Predecessor Parent in our Predecessor and a $9.2 million decrease in notes receivable from the Predecessor Parent.
Cash used in financing activities for the year ended December 31, 2011 amounted to $44.7 million due to the decrease of $53.0 million in the net investment of the Predecessor Parent in our Predecessor and a decrease in notes receivable from the Predecessor Parent of $8.4 million.
Notes receivable from the Predecessor Parent refers to certain of our Predecessor's cash transactions with the Predecessor Parent, which were subject to written loan agreements specifying repayment terms and interest payments. The term of the agreement was one year and was automatically renewed from year to year unless one of the parties notified the other in writing of termination. These loan agreements were satisfied on completion of the Acquisition.
Liquidity and Capital Resources

Our principal liquidity needs will be to fund capital expenditures, provide working capital, meet debt service requirements and finance our strategic plans, including possible acquisitions. For ongoing liquidity purposes, we intend to utilize our existing cash and cash equivalents, cash generated from operations and borrowings under our Revolving Credit Facility.

Our cash position is impacted by our billings from on-going services and subscription contracts. Typically, a significant consideration on the contract is paid upfront and most contracts are renewed during the latter part of the fourth quarter. Many renewals are billed in December and January, which are normally collected in the first quarter of the following year. As such, we have historically experienced a low level of cash every third quarter of a calendar year, but that may vary depending on any new significant contracts driven by State government projects, concurrent with the start of the State government’s fiscal year.

We believe that our cash flows from operations and our existing available cash, together with our other available external financing sources, will be adequate to meet our future liquidity needs for the next year. We expect to spend approximately $40 million on capital expenditures in 2014 (excluding acquisitions and related costs); however, actual capital expenditures may differ. As of December 31, 2013, we had outstanding letters of credit of $0.3 million, which reduced the available line of credit to $19.7 million.

Indebtedness

As of December 31, 2013, our principal outstanding indebtedness was $888.1 million, consisting of $531.0 million from under the Term Loan Facility, $327.2 million under the Notes and $30.0 million from the Revolving Credit Facility.
A discussion of our outstanding indebtedness as of December 31, 2013 is below:
Senior Credit Facility
The Senior Credit Facility, as amended on April 26, 2013, is with a syndicate of banks and other financial institutions and provides financing of up to $585.0 million, consisting of the $535.0 million Term Loan Facility, with a maturity of seven years, and the $50.0 million Revolving Credit Facility with a maturity of five years. As of December 31, 2013, the Company had an outstanding revolving loan of $30.0 million and outstanding letters of credit of $0.3 million, which, while not drawn, reduce the available line of credit under the Revolving Credit Facility to $19.7 million.

Borrowings under the Senior Credit Facility, other than swing line loans, bear interest at a rate per annum equal to an applicable margin plus, at Truven's option, either (a) a base rate determined by reference to the highest of (1) the prime rate of JPMorgan Chase Bank, N.A., (2) the federal funds effective rate plus 0.50% and (3) the one month Eurodollar rate plus 1.00%; provided, that the base rate for the Term Loan Facility at any time shall not be less than 2.25%, or (b) a Eurodollar rate adjusted for statutory reserve requirements for a one, two, three or six month period (or a nine or twelve month interest period if agreed to by all applicable lenders); provided that the Eurodollar base rate used to calculate the Eurodollar rate for the Term Loan Facility at any time shall not be less than 1.25%. Swing line loans will bear interest at the interest rate applicable to base rate loans, plus an applicable margin. In addition to paying interest on outstanding principal under the Senior Credit Facility, we are required to pay a commitment fee to the lenders under the Revolving Credit Facility in respect of the unutilized commitments thereunder at a rate equal to 0.50% (subject to reduction upon attainment of certain leverage ratios). We will also pay customary letter of credit fees and certain other agency fees. Truven may voluntarily repay outstanding loans under the Senior Credit Facility at any time without premium or penalty, other than customary “breakage” costs with respect to adjusted LIBOR loans. We are required to repay $1.3 million of the Term Loan Facility quarterly, through March 31, 2019, with any remaining balance due June 6, 2019.
All obligations under the Senior Credit Facility are guaranteed by Truven Holding and each of Truven's future wholly-owned domestic subsidiaries (of which there are none as of December 31, 2013). All obligations under the Senior Credit Facility and the guarantees of those obligations are collateralized by first priority security interests in substantially all of Truven's assets as well as those of each guarantor (subject to certain limited exceptions).
The Senior Credit Facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, Truven's ability, and the ability of each of any restricted subsidiaries, to: sell assets; incur additional indebtedness; prepay other indebtedness (including the Notes); pay dividends and distributions or repurchase its capital stock; create liens on assets; make investments; make certain acquisitions; engage in mergers or consolidations; engage in certain transactions with affiliates; amend certain charter documents and material agreements governing subordinated indebtedness; change the business conducted by it and its subsidiaries; and enter into agreements that restrict dividends from subsidiaries.
In addition, the Senior Credit Facility requires Truven, to maintain a quarterly maximum consolidated senior secured leverage ratio in accordance with the debt covenants as long as the commitments under the Revolving Credit Facility remain outstanding (subject to certain limited exceptions). The Senior Credit Facility also contains certain customary representations and warranties, affirmative covenants and events of default. We were in compliance with all of these credit facility covenants as of December 31, 2013.

On October 3, 2012, we entered into the First Amendment to the Senior Credit Facility with a syndicate of banks and other financial institutions with no changes in the terms and conditions other than the reduction of the applicable margin by 1.00%.

On April 26, 2013, we entered into the Second Amendment to the Senior Credit Facility (referred to as the "April 2013 Refinancing") with a syndicate of banks and other financial institutions to (i) increase the aggregate principal amount of the Term Loan Facility from $523.7 million to $535.0 million (ii) reduce the applicable margin by 1.25%, (iii) with respect to the Term Loan Facility, determine the applicable margin in accordance with a pricing grid based on our consolidated total leverage ratio following delivery of financial statements at the end of each fiscal year or quarter, as applicable, after the second quarter of fiscal year 2013, (iv) revise the quarterly principal payments from $1,319.0 to $1,337.5 starting on June 30, 2013 and (v) extend the 1% repricing call protection from June 6, 2013 to October 26, 2013. There were no other changes to the terms and conditions.
10.625% Senior Notes due 2020
The Notes, which were issued under an indenture, dated June 6, 2012 (the “Indenture”), with The Bank of New York Mellon Trust Company, N.A. as trustee, bear interest at a rate of 10.625% per annum, payable on June 1 and December 1 of each year (commencing on December 1, 2012), and have a maturity date of June 1, 2020. On the same day, we entered into the first supplemental indenture (the “First Supplemental Indenture”), whereby Truven became a party to the Indenture as successor in interest to Wolverine. The Notes are general unsecured senior obligations of Truven, fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by Truven Holding and each of Truven's existing and future wholly-owned domestic restricted subsidiaries (of which there are none as of December 31, 2013) that is a borrower under or that guarantees the obligations under the Senior Credit Facility or any other indebtedness of Truven or any other guarantor.
Truven may redeem some or all of the Notes at any time prior to June 1, 2016 at 100% of the principal amount thereof, plus the applicable premium pursuant to the Indenture as of the applicable redemption date, plus accrued and unpaid interest and any additional interest to, but excluding, the applicable redemption date. Truven may redeem some or all of the Notes at any time on or after June 1, 2016 at 105.313% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after June 1, 2018, plus, in each case, accrued and unpaid interest and any additional interest to, but excluding, the applicable redemption date. In addition, at any time prior to June 1, 2015, Truven (subject to certain conditions) may redeem up to 35% of the aggregate principal amount of the Notes using net cash proceeds from certain equity offerings at 110.625% of the aggregate principal amount of the Notes plus accrued and unpaid interest and any additional interest, to, but excluding, the applicable redemption date. If Truven experiences a change of control (as defined in the Indenture), it will be required to make an offer to repurchase the Notes at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, and any additional interest, to, but excluding, the date of purchase.

The Indenture contains covenants limiting Truven and its restricted subsidiaries with respect to other indebtedness, investments, liens, dividends, purchases or redemptions of stock, transactions with affiliates, mergers and sales of assets. The Indenture also contains covenants limiting the ability of wholly-owned restricted subsidiaries to guarantee payment of any indebtedness of Truven or any subsidiary guarantor and limiting Truven Holding's business and operations. We were in compliance with these covenants as of December 31, 2013.

On June 5, 2013, we entered into the second supplemental indenture (the “Second Supplemental Indenture”), whereby the guarantee release provision in the Indenture, which allows guarantors to be released from their obligations under the Indenture upon the release or discharge of such guarantor’s guarantee of the Senior Credit Facility or the guarantee which resulted in the creation of the guarantee under the Indenture (subject to certain limitations), was amended to apply only to subsidiary guarantors and not to Truven Holding.

Pursuant to a registration rights agreement dated June 6, 2012, we agreed (i) to use commercially reasonable efforts to file with the SEC an exchange offer registration statement pursuant to which we would exchange the Notes issued in a private offering (the "Old Notes") (and related guarantees) for a like aggregate principal amount of new registered notes, which are identical in all material respects to the Old Notes, except for certain provisions, among others, relating to additional interest and transfer restrictions (the “Exchange Notes”) (and related guarantees) or (ii) under certain circumstances, to use commercially reasonable efforts to file a shelf registration statement with the SEC with respect to the Old Notes (and related guarantees), in each case by March 3, 2013. We did not file the required registration statement for the Notes by March 3, 2013, and consequently, we were required to pay additional penalty interest of 0.25% per annum for the 90 day period commencing March 4, 2013, and an additional 0.25% with respect to each subsequent 90 day period, in each case until and including the date the exchange offer is completed, up to a maximum increase of 1.00% per annum.

On June 26, 2013, the exchange offer registration statement was declared effective by the SEC. On July 31, 2013, Truven accepted for exchange all $327,150 aggregate principal amount of the Old Notes tendered. As of August 1, 2013, the interest rate on the new Notes reverted to 10.625%.

Our cash position is impacted by our billings from on-going services and subscription contracts. Typically, significant consideration on the contract is paid upfront and most contracts are renewed during the latter part of the fourth quarter. Many renewals are billed in December and January, which are normally collected in the first quarter of the following year. As such, we have historically experienced a low level of cash every third quarter of a calendar year, but that may vary depending on any new significant contracts driven by State government projects, concurrent with the start of the State government’s fiscal year.

Contractual Obligations and Commercial Commitments

The following table sets forth our contractual obligations and other commitments as of December 31, 2013:

	Payments by period
(in thousands)	Total	Less than 1 year	1-3 years	3-5 years	After 5 years
Notes(1)	$327,150	$—	$—	$—	$327,150
Other long-term obligations(2)	560,989	5,348	10,696	40,696	504,249
Interest on indebtedness(3)	358,391	59,487	118,706	117,357	62,841
Operating lease obligations(4)	49,140	10,600	19,186	9,564	9,790
Capital lease obligations(5)	4,007	1,731	1,517	759	—
Total contractual obligation	$1,299,677	$77,166	$150,105	$168,376	$904,030

(1)	Represents the principal amount of indebtedness on the Notes.

(2)	Represents the principal amount of indebtedness under our Senior Credit Facility, including the $30.0 million revolver with a maturity of five years.

(3)
Total interest payments consist of fixed and floating rate interest obligations and the cash flows associated with the Senior Credit Facility, the Notes, and additional penalty interest in connection with the Registration Rights Agreement. The interest rate on the floating rate Senior Credit Facility and fixed rate Notes has been assumed to be the same as the applicable rates during the month of December 2013. The one month LIBOR rate on the Senior Credit Facility during the month of December 2013 was below the floor rates established in accordance with the respective agreements. Interest on the Senior Credit Facility was based on the assumed rate of 4.5%. Interest on Notes was 10.625%.

(4) Represents amounts due under existing operating leases related to our offices and other facilities.

(5)	Represents capital lease payments including interest of $0.3 million.

Off-balance sheet arrangements

Effective January 1, 2013, the Company modified its agreement with a supplier under which it markets and licenses to its customers a private label version of the supplier's platform solution in conjunction with the Company's health information applications. The agreement contains a revenue share arrangement based on net revenue targets. The supplier's revenue share percentage is guaranteed by the Company in the minimum amounts of $2.0 million, $4.0 million and $6.0 million, for the calendar years 2013, 2014 and 2015, respectively. The guaranteed revenue share is paid in advance by the Company on March 1st of each calendar year and is applied against the revenue share of the supplier earned through March 1st of the following calendar year. The agreement provides a grace period for the Company of up to August 31st of the following calendar year in the event that the supplier's revenue share earned does not reach the prepayment amount. After the grace period, if the revenue share earned does not meet the minimum target, then the entire prepayment amount is deemed earned by the supplier. As of December 31, 2013, the balance remaining from the $2.0 million that was paid in 2013 amounted to $0.7 million, net of $1.3 million amount written off representing the estimated revenue share of the supplier that will not be met on grace period.

As of December 31, 2013, other than the operating leases in the normal course of business and the guaranteed revenue share arrangement discussed above, we had no other off-balance sheet arrangements or obligations.

EMERGING GROWTH COMPANY STATUS

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”), and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” See “Risk Factors-Risks related to our business-As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from some disclosure requirements.”

Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

We will remain an “emerging growth company” until the earliest of: (i) the last day of the fiscal year during which we had total annual gross revenues of $1 billion or more; (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement; (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; or (iv) the date on which we are deemed a “large accelerated issuer” as defined under the federal securities laws.

Critical Accounting Policies
Our critical accounting policies are those that we believe are most important to the presentation of our financial position and results and that require the most difficult, subjective or complex judgments. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP with no need for the application of judgment. For more information, see Note 2 to the audited financial statements included in Part IV: Item 15 - Exhibits and Financial Statements Schedules. In certain circumstances, the preparation of our consolidated and combined financial statements in conformity with GAAP requires us to use our judgment to make certain estimates and assumptions. These estimates affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. We believe the assumptions and other considerations used to estimate amounts reflected in our Predecessor's combined financial statements and Successor's consolidated financial statements are appropriate. However, if actual experience differs from the assumptions and other considerations used in estimating amounts reflected in the financial statements, the resulting changes could have a material adverse effect on our consolidated and combined results of operations and financial condition. We believe the policies described below are our most critical accounting policies.
Accounting for Business Combinations
We account for business combinations, where the business is acquired from an unrelated third party, under the acquisition method of accounting in accordance with FASB ASC 805, Business Combinations, which requires the acquired assets, including separately identifiable intangible assets, and assumed liabilities to be recorded as of the acquisition date at their respective fair values. Any excess of the purchase price over the fair value of assets, including separately identifiable intangible assets and liabilities acquired, is allocated to goodwill. Goodwill is allocated to the appropriate segments which benefited from the business combination when the goodwill arose.
The allocation of the purchase price to the fair value of acquired assets and liabilities involves assessments of the expected future cash flows associated with individual assets and liabilities and appropriate discount rates as of the date of the acquisition. Where appropriate, we consult with external advisors to assist with the determination of fair value. For non-observable market values, fair value has been determined using accepted valuation principles (e.g., relief from royalty method). Subsequent changes in our assessments may trigger an impairment loss that would be recognized in the condensed statement of comprehensive income (loss).
On June 6, 2012, we acquired 100% of the equity interests of TRHI (now known as Truven) and certain other assets and liabilities of the Thomson Reuters Healthcare business for $1,249.4 million (net of cash acquired). In respect of this acquisition, we believe that the key areas of subjectivity in relation to the allocation of purchase consideration involve determining the acquisition date fair value of identifiable intangible assets, computer hardware and other property and developed technology and content, and the measurement of deferred revenue. Management has identified separately identifiable intangible assets in existence as at the date of acquisition. Using market participant assumptions and recognized valuation techniques, values have been determined for these intangible assets. These valuation techniques require various assumptions including future levels of profitability; assumed royalty rates for relief from royalty valuations; and appropriate discount rates to present value the estimated cash flows. An assessment of useful lives is also required to establish future amortization expense. All of these assumptions and the resulting valuations were reviewed and approved by management.
Revenue Recognition
We recognize revenue when the (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the fee is fixed or determinable; and (4) collectability is reasonably assured.
Subscription-Based Products
Subscription-based revenues from sales of products and services that are delivered under a contract over a period of time are recognized on a straight line basis over the term of the subscription. Where applicable, usage fees above a base period fee are recognized as services are delivered. Subscription revenue received or receivable in advance of the delivery of services or publications is included in deferred revenue.
Multiple Element Arrangements
Our multiple element arrangements are typically comprised of two deliverables: (1) the design, production, testing and installation of the customer's database; and (2) the provision of ongoing data management and support services in conjunction with licensed data and software. Such deliverables are accounted for as separate units of accounting if the following criteria are met:

•
For contracts entered into prior to January 1, 2011, revenue is allocated to a deliverable if vendor-specific objective evidence (“VSOE”) or third party evidence (“TPE”) for that deliverable is available. The amount allocated to each deliverable is then recognized as revenue when delivery has occurred or services have been rendered with respect to that deliverable, provided that all other relevant revenue recognition criteria are met. VSOE generally exists only when we sell the deliverables separately and is the price actually charged by us for that deliverable. For contracts entered into prior to January 1, 2011, we are not able to establish VSOE or TPE for the deliverables in our hosting arrangements. As a result, such deliverables are treated as one unit of accounting, and the revenue is recognized over the ongoing service period.

•
For contracts entered into or materially modified on or after January 1, 2011, revenue is allocated to deliverables based upon the following hierarchy: (i) VSOE; (ii) TPE; and (iii) best estimate of selling price (“ESP”). The objective of ESP is to determine the price at which we would offer each unit of accounting to customers if each unit were sold regularly on a standalone basis. We use a cost plus a reasonable margin approach to determine ESP for each deliverable. Revenue related to database production is recognized using a proportional performance model, with reference to labor hours. Revenue related to ongoing services is recognized on a straight line basis over the applicable service period, provided that all other relevant criteria are met. For contracts entered into on or after January 1, 2011, we were able to separate the production of the database installation deliverable and the ongoing services deliverable into two separate units of accounting given that the deliverables have value to the customer on a standalone basis. The revenue is allocated to these units of accounting based upon relative ESP.

Software-Related Products and Services
Certain arrangements include implementation services as well as term licenses to software and other software related elements, such as post contract customer support. Revenues from implementation services associated with installed software arrangements are accounted for separately from software and subscription revenues if VSOE is available for the elements in the arrangement. If the implementation services do not qualify for separate accounting, they are recognized together with the related software and subscription revenues on a straight line basis over the term of service.

Developed Technology and Content
Certain costs incurred in connection with software to be used internally are capitalized once a project has progressed beyond a conceptual, preliminary stage to that of application development stage. Costs which qualify for capitalization include both internal and external costs, but are limited to those that are directly related to a specific project. Developed technology and content is stated at cost less accumulated amortization. Amortization is computed based on the expected useful life of three to ten years.
Goodwill and Other Finite Lived Intangible Assets
Carrying value of goodwill in each reporting unit is formally reviewed every November 1st of each year or whenever events or circumstances occur for possible impairment. We consider the following to be important factors that could trigger an impairment review and may result in an impairment charge: (a) significant and sustained underperformance relative to historical or projected future operating results; (b) identification of other impaired assets within a reporting unit; (c) significant and sustained adverse changes in business climate or regulations; (d) significant negative changes in senior management; (e) significant changes in the manner of use of the acquired assets or the strategy for the Company's overall business; and (f) significant negative industry or economic trends. Other finite lived intangible assets are reviewed periodically whenever there is a triggering event that indicates the carrying amount may not be recoverable.
The goodwill impairment test involves a two-step process. The first step is a comparison of each reporting unit’s fair value to its carrying value. If the carrying value of the reporting unit is greater than its fair value, there is an indication that impairment may exist and the second step must be performed to measure the amount of impairment loss, if any. The impairment review process contains uncertainties because it requires us to make market participant assumptions and to apply judgment to estimate industry economic factors and the profitability and growth of future business strategies to determine estimated future cash flows and an appropriate discount rate. Since quoted market prices for our reporting units are not available, we estimate the fair value of the reporting unit or asset group using the income approach and the market approach. The income approach uses cash flow projections. Inherent in our development of cash flow projections are assumptions and estimates derived from a review of our operating results, approved business plans, expected growth rates, capital expenditures and cost of capital, similar to those a market participant would use to assess fair value. We also make certain assumptions about future economic conditions and other data. Many of the factors used in assessing fair value are outside the control of management, and these assumptions and estimates may change in future periods. The use of different assumptions would increase or decrease the estimated value of future cash flows and would have increased or decreased any impairment charge taken. Future outcomes may also differ. If we fail to achieve estimated volume and pricing targets, experience unfavorable market conditions or achieve results that differ from our estimates, then revenue and cost forecasts may not be achieved and we may be required to recognize additional impairment charges. The following are key assumptions we use in making cash flow projections:

•
Business projections - we make assumptions about the demand for our products solution and platforms. These assumptions drive our planning assumptions for pricing, retention and renewal rates and expected revenue from new projects. We also make assumptions about our cost levels. These projections are derived using our internal business plans that are updated at least annually and reviewed by our Board of Directors.

•
Discount rate - when measuring possible impairment, future cash flows are discounted at a rate that is consistent with a weighted-average cost of capital that we anticipate a potential market participant would use. The determination of the discount rates for each reporting unit includes factors such as the risk-free rate of return and the return an outside investor would expect to earn based on the overall level of inherent risk. The determination of expected returns includes consideration of the beta (a measure of volatility) of traded securities of comparable companies and risk premiums of reporting units based on international cost of capital methods. Discount rate assumptions for these reporting units take into account our assessment of the risks inherent in the future cash flows of the respective reporting unit and our weighted-average cost of capital. We also review marketplace data to assess the reasonableness of our computation of our overall weighted average cost of capital and, when available, the discount rates utilized for each of these reporting units.

•
Economic projections - Assumptions regarding general economic conditions are included in and affect our assumptions regarding industry revenues and pricing estimates. These macro-economic assumptions include, but are not limited to, industry sales volumes and interest rates.

•
Long-term growth rate - A growth rate is used to calculate the terminal value of the business, and is added to the present value of the debt-free cash flows. The growth rate is the expected rate at which a business unit’s earnings stream is projected to grow beyond the planning period.

•
Market comparables - We select comparable companies in which our reporting units operate based on similarity of type of business, relative size, financial profile, and other characteristics of those companies compared to our reporting units. Trailing and forward revenue and earnings multiples derived from these comparable companies are applied to financial metrics of these reporting units to determine their estimated fair values, adjusted for an estimated control premium.

In addition, we make assumptions about the useful lives of our intangible assets. Intangible assets (including our developed technology and content) are amortized over their useful lives, which have been derived based on an assessment of such factors as attrition, expected volume and economic benefit. We evaluate the useful lives of our intangible assets on an annual basis. Any changes to our estimated useful lives could cause depreciation and amortization to increase or decrease.
The Company completed the impairment analysis relating to the goodwill of each reporting unit as of November 1, 2013. The first step of the Company’s impairment test indicated that the carrying value of all the three reporting units exceeded its fair value due to lower-than-expected growth in revenue and cash flow in fiscal year 2013 resulting from certain selling cycle delays, particularly in the government sector, uncertainty in the healthcare sector related to the Patient Protection and Affordable Care Act, higher-than-expected costs due to significant investments in technology infrastructure, as well as an increase in the discount rate used in the discounted cash flow analysis as compared to the rate used in the prior year’s analysis. The second step of the goodwill impairment test required us to fair value all assets and liabilities of our three reporting units to determine the implied fair value of each reporting unit’s goodwill. We compared the implied fair value of each reporting unit’s goodwill to its carrying value. This test resulted in an aggregate non-cash goodwill impairment charge of $366.7 million in the fourth quarter of 2013.
Impairment of Long Lived Assets
We periodically re-evaluate carrying values and estimated useful lives of long lived assets whenever events or changes in circumstances indicate that the carrying amount of the related asset may not be recoverable. We use estimates of undiscounted cash flows from long lived assets to determine whether the book value of such assets is recoverable over the assets' remaining useful lives. If an asset is determined to be impaired, the impairment is measured by the amount by which the carrying value of the asset exceeds its fair value. An impairment charge would have a negative impact on net income. As of December 31, 2013, the Company concluded that there were no impairment on long lived assets.

Income Taxes
We recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities. We regularly review our deferred tax assets for recoverability and establish a valuation allowance, if necessary, based on historical taxable income, projected future taxable income and the expected timing of the reversals of existing temporary differences to reduce our deferred tax assets to the amount that we believe is more likely than not to be realized. While we have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event we were to determine that we would not be able to realize all or part of our deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to income in the period such determination was made.
We assess our uncertain tax positions quarterly to determine if reserve is necessary based on the most recent facts and circumstances. If there is a significant change in the underlying facts and circumstances or applicable tax law modifications, we may be exposed to additional benefits or expense. We account for uncertain tax positions in accordance with FASB ASC 740 relating to the accounting for uncertainty in income taxes. The guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in an entity's income tax return, and also provides guidance on de-recognition, classification, interest and penalties, accounting in periods, disclosure, and transition. Our policy is to include interest and penalties in our provision for income taxes.
Other
We have made certain other estimates that, while not involving the same degree of judgment as the estimates described above, are important to understanding our financial statements. These estimates are in the areas of measuring our obligations related to our allowance for doubtful accounts, litigation accruals in the normal course of business, customers' discounts, severance and other employee benefit accruals.

Recent Accounting Pronouncements

In February 2013, the FASB issued ASU No. 2013-02, Comprehensive Income (Topic 220). The amendments in ASU 2013-02 supersede and replace the presentation requirements for reclassifications out of accumulated other comprehensive income in ASU 2011-05 and ASU 2011-12 for all public and private organizations. The amendments would require an entity to provide additional information about reclassifications out of accumulated other comprehensive income. The amendments in ASU 2013-02 are effective prospectively for fiscal years, and periods within those years, beginning after December 15, 2012. The Company adopted ASU 2013-02 effective January 1, 2013. The adoption of this standard has no impact on the Company’s condensed consolidated and combined financial statements.

In July 2013, the FASB issued ASU 2013-11, Income taxes (Topic 740):Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. The amendment requires an unrecognized tax benefit or portion of an unrecognized tax benefit to be presented as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward except when certain conditions exist. The amendment in ASU 2013-11 is effective for the Company for fiscal years beginning after December 15, 2013, including periods in 2014. The adoption of this standard will not impact the Company's financial position, results of operations or cash flows.

PART IV

ITEM 15 - EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

a) The following documents are filed as a part of this report:
(1) Financial Statements

•	The financial statements and notes thereto annexed to this report beginning on page F-1.
(2) Financial Statement Schedules

•	Schedule of Valuation and Qualifying Accounts Disclosure

Truven Holding Corp.
Index to Financial Information

Audited Consolidated and Combined Financial Statements

Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheets - As of December 31, 2013 and 2012 (Successor)	F-4

Consolidated and Combined Statements of Comprehensive Income (Loss) - For the year ended December 31, 2013, (Successor), period from inception (April 20, 2012) to December 31, 2012 (Successor), period from January 1, 2012 to June 6, 2012 (Predecessor) and year ended December 31, 2011 (Predecessor)
F-5

Consolidated and Combined Statements of Cash Flows - For the year ended December 31, 2013 (Successor), period from inception (April 20, 2012) to December 31, 2012 (Successor), period from January 1, 2012 to June 6, 2012 (Predecessor) and year ended December 31, 2011 (Predecessor)
F-6

Consolidated and Combined Statements of Equity - As of December 31, 2013 (Successor), December 31, 2012 (Successor), June 6, 2012 (Predecessor), and December 31, 2011 (Predecessor)	F-8

Notes to Consolidated and Combined Financial Statements	F-9

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Truven Holding Corp.

In our opinion, the accompanying consolidated balance sheets as of December 31, 2013 and 2012 and the related consolidated statements of comprehensive income (loss), of equity, and of cash flows for the year ended December 31, 2013 and for the period from April 20, 2012 (date of inception) through December 31, 2012 present fairly, in all material respects, the financial position of Truven Holding Corp. and its subsidiaries (the “Successor”) at December 31, 2013 and 2012, and the results of their operations and their cash flows for the year ended December 31, 2013 and for the period from April 20, 2012 (date of inception) through December, 31, 2012 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15(a) (2) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/S/ PricewaterhouseCoopers LLP
New York, New York
March 31, 2014, except for the change in the composition of reportable segments discussed in Note 17, to the consolidated financial statements, as to which the date is October 24, 2014

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Truven Holding Corp.

In our opinion, the accompanying combined statements of comprehensive income (loss), of equity, and of cash flows for the period from January 1, 2012 through June 6, 2012 and for the year ended December 31, 2011 present fairly, in all material respects, the results of operations and cash flows of Thomson Reuters Healthcare (the "Predecessor"), a business of Thomson Reuters Corporation, for the period from January 1, 2012 through June 6, 2012 and for the year ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15(a) (2) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related combined financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/S/ PricewaterhouseCoopers LLP
New York, New York
April 1, 2013, except for the change in the composition of reportable segments discussed in Note 17, to the combined financial statements, as to which the date is October 24, 2014

Truven Holding Corp.
Consolidated Balance Sheets
December 31, 2013 and December 31, 2012
(with the exception of common stock, in thousands of dollars, unless otherwise indicated)

	December 31, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents	$10,255	$23,805
Trade and other receivables (less allowances of $1,530 and $1,865, respectively)	97,798	105,141
Prepaid expenses and other current assets	24,208	18,409
Deferred tax assets	—	10,648
Total current assets	132,261	158,003
Computer hardware and other property, net	48,037	40,191
Developed technology and content, net	148,637	160,335
Goodwill	457,677	824,339
Other identifiable intangible assets, net	362,014	396,473
Other noncurrent assets	15,977	17,786
Total assets	$1,164,603	$1,597,127
Liabilities and Equity
Current liabilities
Accounts payable and accrued expenses	$53,376	$92,507
Deferred revenue	128,392	122,319
Current portion of long-term debt	5,350	5,276
Capital lease obligation	1,596	—
Deferred tax liabilities	711	—
Income taxes payable	189	82
Total current liabilities	189,614	220,184
Deferred revenue	2,096	5,354
Capital lease obligation	2,102	—
Long-term debt	866,908	832,696
Deferred tax liabilities	22,027	118,675
Other noncurrent liabilities	2,573	966
Total liabilities	1,085,320	1,177,875
Equity
Common stock—$ 0.01 par value; 1,000 shares authorized, 1 share issued and outstanding at December 31, 2013 and December 31, 2012	—	—
Additional paid-in capital	478,549	473,364
Accumulated deficit	(399,101)	(54,112)
Foreign currency translation adjustment	(165)	—
Total equity	79,283	419,252
Total liabilities and equity	$1,164,603	$1,597,127
The accompanying notes are an integral part of these consolidated and combined financial statements.

Truven Holding Corp.
Consolidated and Combined Statements of Comprehensive Income (Loss)
(in thousands of dollars, unless otherwise indicated)

	Year ended December 31,	From inception (April 20, 2012) to December 31,	January 1, 2012 to June 6,	Year ended December 31,
	2013	2012	2012	2011
	Successor		Predecessor

Revenues, net	$492,702	$241,786	$208,998	$483,207
Operating costs and expenses Cost of revenues, excluding depreciation and amortization	(265,541)	(141,558)	(112,050)	(245,609)
Selling and marketing, excluding depreciation and amortization	(56,157)	(30,958)	(25,917)	(54,814)
General and administrative, excluding depreciation and amortization	(41,042)	(13,042)	(27,173)	(44,867)
Allocation of costs from Predecessor Parent and affiliates	—	—	(10,003)	(34,496)
Depreciation	(21,219)	(6,700)	(6,805)	(14,851)
Amortization of developed technology and content	(31,894)	(15,470)	(12,460)	(24,208)
Amortization of other identifiable intangible assets	(34,460)	(19,527)	(8,226)	(19,691)
Goodwill impairment	(366,662)	—	—	—
Other operating expenses	(35,038)	(49,622)	(18,803)	(20,002)
Total operating costs and expenses	(852,013)	(276,877)	(221,437)	(458,538)
Operating income (loss)	(359,311)	(35,091)	(12,439)	24,669
Net interest income from Predecessor Parent	—	—	—	134
Interest expense	(70,581)	(49,014)	—	(63)
Interest income	—	—	3	—
Other finance costs	(24)	—	—	—
Income (loss) before income taxes	(429,916)	(84,105)	(12,436)	24,740
Benefit from (Provision for) income taxes	84,927	29,993	4,803	(9,859)
Net income (loss)	$(344,989)	$(54,112)	$(7,633)	$14,881

Other comprehensive income (loss):
Foreign currency translation adjustments	$(165)	$—	$—	$—
Total comprehensive income (loss)	$(345,154)	$(54,112)	$(7,633)	$14,881
The accompanying notes are an integral part of these consolidated and combined financial statements.

Truven Holding Corp.
Consolidated and Combined Statements of Cash Flows
(in thousands of dollars, unless otherwise indicated)

	Year ended December 31,	From inception (April 20, 2012) to December 31,	January 1, 2012 to June 6,	Year ended December 31,
	2013	2012	2012	2011
	Successor		Predecessor
Operating activities
Net income (loss)	$(344,989)	$(54,112)	$(7,633)	$14,881
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	21,219	6,700	6,805	14,851
Amortization of developed technology and content	31,894	15,470	12,460	24,208
Amortization of other identifiable intangible assets	34,460	19,527	8,226	19,691
Amortization of debt issuance costs	2,557	1,626	—	—
Amortization of debt discount	2,643	1,101	—	—
Amortization of unfavorable leasehold interest	(94)	(60)	—	—
Loss on extinguishment of debt	2,353	5,110	—	—
Goodwill impairment	366,662	—	—	—
Deferred income tax (benefit) provision	(85,398)	(30,075)	543	5,884
Share-based compensation expense	1,457	329	2,519	1,349
Retention bonus in conjunction with the Acquisition	1,378	8,635	5,800	—
Changes in operating assets and liabilities:
Trade and other receivables	7,644	(27,544)	32,869	3,914
Prepaid expenses and other current assets	(5,690)	(6,436)	388	(5,289)
Accounts payable and accrued expenses	(40,385)	39,593	(21,582)	10,499
Bank overdrafts	—	—	(2,630)	(55)
Deferred revenue	2,815	47,433	(19,739)	(6,315)
Income taxes	107	—	(514)	1,450
Other, net	2	55	294	(51)
Net cash provided by (used in) operating activities	(1,365)	27,352	17,806	85,017
Investing activities
Acquisitions, net of cash acquired	—	(1,249,402)	—	—
Increase in notes receivable from VCPH Holding LLC	(300)	—	0	0
Capital expenditures	(43,485)	(31,270)	(10,285)	(40,521)
Net cash used in investing activities	(43,785)	(1,280,672)	(10,285)	(40,521)

Continued on next page

	Year ended December 31,	From inception (April 20, 2012) to December 31,	January 1, 2012 to June 6,	Year ended December 31,
	2013	2012	2012	2011
	Successor		Predecessor
Financing activities
Issuance of common stock	—	464,400	—	—
Additional capital contribution	2,350	—	—	—
Proceeds from senior term loan, net of original issue discount	—	517,125	—	—
Proceeds from senior notes, net of original issue discount	—	325,007	—	—
Proceeds from revolving credit facility	30,000	—	—	—
Principal repayment of senior term loan	(5,332)	(2,638)	—	—
Proceeds from senior term loan related to refinancing	86,105	166,995	—	—
Principal repayment of senior term loan related to refinancing	(74,773)	(166,995)	—	—
Premium payment for refinancing the credit facility	(5,760)	(5,153)	—	—
Payment of debt issuance costs	—	(21,616)	—	—
Payment of capital lease obligation	(825)	—	—	—
Decrease in net investment of Predecessor Parent	—	—	(16,760)	(53,020)
Decrease in notes receivable from Predecessor Parent	—	—	9,247	8,361
Net cash provided by (used in) financing activities	31,765	1,277,125	(7,513)	(44,659)
Effect of exchange rate changes in cash	(165)	—	—	—
Increase (decrease) in cash and cash equivalents	(13,550)	23,805	8	(163)
Cash and cash equivalents
Beginning of period	23,805	—	70	233
End of period	$10,255	$23,805	$78	$70

Supplemental cash flow disclosures
Interest paid	$62,095	$36,299	$—	$111
Income taxes paid	420	—	129	53
Income tax refunds	—	—	—	702
Noncash dividend received	—	—	—	177
The accompanying notes are an integral part of these consolidated and combined financial statements.

Truven Holding Corp.
Consolidated and Combined Statements of Equity
(in thousands of dollars, unless otherwise indicated)

Predecessor					Net investment of Predecessor Parent
Balance at December 31, 2010					$568,089
Decrease in net investment of Predecessor Parent					(228,671)
Net income					14,881
Balance at December 31, 2011					354,299
Decrease in net investment of Predecessor Parent					(8,440)
Net income					(7,633)
Balance at June 6, 2012					$338,226

Successor	Common stock	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Total equity
Successor, April 20, 2012 to December 31, 2012
Capital contribution	$—	$464,400	$—	$—	$464,400
Retention bonus in conjunction with the Acquisition	$—	$8,635	$—	$—	$8,635
Share-based compensation expense	$—	$329	$—	$—	$329
Net loss	$—	$—	$(54,112)	$—	$(54,112)
Balance at December 31, 2012	$—	$473,364	$(54,112)	$—	$419,252
Additional capital contribution	—	2,350	—	—	2,350
Retention bonus in conjunction with the Acquisition	—	1,378	—	—	1,378
Share-based compensation expense	—	1,457	—	—	1,457
Foreign currency translation adjustment	—	—	—	(165)	(165)
Net loss	—	—	(344,989)	—	(344,989)
Balance at December 31, 2013	$—	$478,549	$(399,101)	$(165)	$79,283
The accompanying notes are an integral part of these consolidated and combined financial statements.

Truven Holding Corp.
Notes to Consolidated and Combined
Financial Statements
(in thousands of dollars, unless otherwise indicated)

1.	Description of Business and Basis of Presentation
Description of the Business
On April 23, 2012, VCPH Holding Corp. (now known as Truven Holding Corp., (the “Company”)), an affiliate of Veritas Capital Fund Management, L.L.C. (“Veritas Capital” or the “Sponsor”), entered into the Stock and Asset Purchase Agreement with Thomson Reuters U.S. Inc. (“TRUSI”) and Thomson Reuters Global Resources (“TRGR”), both affiliates of the Thomson Reuters Corporation (“the Stock and Asset Purchase Agreement”), which the Company assigned to Wolverine Healthcare Analytics, Inc. (“Wolverine”) on May 24, 2012. Wolverine is an affiliate of The Veritas Fund IV, L.P., a fund managed by Veritas Capital. Pursuant to the Stock and Asset Purchase Agreement, on June 6, 2012, Wolverine acquired 100% of the equity interests of Thomson Reuters (Healthcare) Inc. (“TRHI”) from TRUSI and certain other assets and liabilities of the Thomson Reuters Healthcare business from TRGR and its affiliates (the “Acquisition”). Upon the closing of the Acquisition, Wolverine merged with and into TRHI, with TRHI surviving the merger (the “Merger”) as a direct wholly-owned subsidiary of the Company, and subsequently changed its name to Truven Health Analytics Inc. (“Truven”). Following the Merger, the assets acquired and liabilities assumed are owned by Truven, which remains a direct wholly-owned owned subsidiary of the Company.
Truven provides healthcare data and analytics solutions and services to key constituents in the healthcare system, including employers and health plans, federal government agencies, state government agencies, hospitals, clinicians and pharmaceutical companies. Truven operates and manages its business under two reportable segments: Commercial and Government (see Note 17).
The Company was formed on April 20, 2012 by Veritas Capital for the purpose of consummating the Acquisition and has had no operations from inception other than its investment in Truven.
Basis of Presentation
The consolidated and combined financial statements of Successor and combined financial statements of our Predecessor have been prepared in conformity with generally accepted accounting principles in the United States of America (“GAAP”). All significant intercompany balances and transactions have been eliminated in the consolidated and combined financial statements.

Successor-The consolidated financial statements as of December 31, 2013, and for the periods from April 20, 2012 through December 31, 2012 and from January 1, 2013 through December 31, 2013 include the accounts of the Company from inception and its subsidiaries subsequent to the closing of the Acquisition on June 6, 2012. The consolidated financial statements of the Successor reflect the Acquisition under the acquisition method of accounting, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations.

Predecessor-The accompanying combined financial statements of the Thomson Reuters Healthcare business (our “Predecessor”) prior to the Acquisition, include the combined financial statements of TRHI and certain assets owned by subsidiaries of Thomson Reuters Corporation (“Thomson Reuters” or the “Predecessor Parent”).
Before the Acquisition, our Predecessor operated as a business unit of Thomson Reuters and not as a standalone company. TRHI was a wholly-owned indirect subsidiary of Thomson Reuters, and certain of the company's assets were owned by subsidiaries of Thomson Reuters. During the Predecessor Period, TRHI engaged in extensive intercompany transactions with Thomson Reuters and its subsidiaries related to certain support services, and Thomson Reuters allocated the cost of these services as “Allocation of costs from Predecessor Parent and affiliates” in the combined statement of comprehensive income (loss) (see Note 18). For the Predecessor Period, the accompanying combined financial statements reflect the assets, liabilities, revenues and expenses directly attributed to the Thomson Reuters Healthcare business as well as certain allocations by the Predecessor Parent. All significant transactions in the

Predecessor Period between TRHI and other Thomson Reuters entities were included in our Predecessor's combined financial statements. The expense and cost allocations were determined on bases that were deemed reasonable by management in order to reflect the utilization of services provided or the benefit received by TRHI during the periods presented. The combined financial information included herein does not necessarily reflect the results of operations, financial position, changes in equity and cash flows of the Company in the future or what would have been reflected had we operated as a separate, standalone entity during the periods presented. The income tax benefits and provisions, related tax payments and deferred tax balances were prepared as if the Predecessor had operated as a standalone taxpayer for the Predecessor Periods presented.
From January 1, 2009 to June 30, 2011, our Predecessor was reported on a combined basis with Thomson Reuters’ former Scientific segment to form the Healthcare and Science segment of the Predecessor Parent. Effective June 30, 2011, our Predecessor was reported separately following the Predecessor Parent’s announcement of its intention to dispose of the Thomson Reuters Healthcare business. Reflecting the manner in which the business was managed in each period, certain shared costs of the combined Healthcare and Science segment incurred prior to June 30, 2011, were allocated to our Predecessor and are reported within “Allocation of costs from Predecessor Parent and affiliates.” Subsequent to June 30, 2011, these costs are included within “General and administrative, excluding depreciation and amortization” in the combined statement of comprehensive income (loss).

“Notes receivable from Predecessor Parent” is separately identified on the combined balance sheet, as it relates to a specific agreement between TRHI and the Predecessor Parent. All other intercompany activity with the Predecessor Parent or affiliates, which was not subject to written loan agreements, was included in “Net investment of Predecessor Parent” in the combined balance sheet. All transactions recorded through the “Net investment of Predecessor Parent,” with the exception of the noncash dividend discussed in Note 18, are reflected as financing activities in the accompanying combined statements of cash flows.

The Company is a wholly-owned subsidiary of VCPH Holdings LLC (“Holdings LLC”) and has no operations other than its investment in Truven. Therefore, the condensed consolidated and combined financial statements of the Company reflect the financial position and results of operations of Truven.
Reclassification
In order to conform the Predecessor Period with the Successor Period presentation, the Company has reclassified facilities costs previously recorded in the “General and administrative, excluding depreciation and amortization” to “Costs of revenues, excluding depreciation and amortization” and “Selling and marketing, excluding depreciation and amortization” accounts amounting to $3.3 million and $0.4 million, respectively, in the Predecessor Period from January 1, 2012 to June 6, 2012, $4.5 million and $0.5 million, respectively, in the Successor Period from inception (April 20, 2012) to December 31, 2012, and $7.3 million and $0.8 million respectively, in the Predecessor Period ended December 31, 2011. These reclassifications did not have an impact on the Company’s balance sheet and statement of cash flows for the periods presented.

2.     Significant Accounting Policies
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management’s knowledge of current events and actions that the Company may undertake in the future, actual results could differ from those estimates. These estimates include, but are not limited to, allowance for doubtful accounts, realization of deferred tax assets, the determination of fair values used in the assessment of the realizability of long lived assets, goodwill and identifiable intangible assets, purchase accounting and the allocation of certain expenses to TRHI by TRUSI with respect to the Predecessor combined financial statements.

Acquisitions
Acquisitions are accounted for using the acquisition method in accordance with the Financial Accounting Standards Board (“FASB”) ASC Topic 805, Business Combinations, which requires that the total cost of an acquisition be allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values at the date of acquisition. The excess of the cost of an acquired entity over the amounts assigned to assets acquired and liabilities assumed in a business combination is recognized as goodwill. The results of acquired businesses are included in the consolidated and combined financial statements from the dates of acquisition.
Transaction costs that the Company incurs in connection with an acquisition are expensed as incurred. During the measurement period the Company reports provisional information for a business combination if by the end of the reporting period in which the combination occurs the accounting is incomplete. The measurement period, however, ends at the earlier of when the acquirer has received all of the necessary information to determine the fair values or one year from the date of the acquisition. The finalization of the valuations may result in the refinement of assumptions that impact not only the recognized value of such assets, but also amortization and depreciation expense. In accordance with ASC 805 and the Company’s policy, any adjustments on finalization of the preliminary purchase accounting are recognized retrospectively from the date of acquisition.
Revenue recognition
The Company recognizes revenue when all of the following four criteria are met:
•persuasive evidence of an arrangement exists;
•delivery has occurred or services have been rendered;
•the fee is fixed or determinable; and
•collectability is reasonably assured.
Subscription based products
Subscription revenues from sales of products and services that are delivered under a contract over a period of time are recognized on a straight line basis over the term of the subscription. Where applicable, usage fees above a base period fee are recognized as services are delivered. Subscription revenue received or receivable in advance of the delivery of services or publications is included in deferred revenue.
Multiple element arrangements
The Company’s hosting arrangements are typically comprised of two deliverables: (1) the design, production, testing and installation of the customer’s database; and (2) the provision of ongoing data management and support services in conjunction with licensed data and software. Such deliverables are accounted for as separate units of accounting if the following criteria are met:

For contracts entered into prior to January 1, 2011, revenue is allocated to a deliverable if vendor specific objective evidence (“VSOE”) or third party evidence (“TPE”) for that deliverable is available. The amount allocated to each deliverable is then recognized as revenue when delivery has occurred or services have been rendered with respect to that deliverable, provided that all other relevant revenue recognition criteria are met. VSOE generally exists only when the Company sells the deliverables separately and is the price actually charged by the Company for that deliverable. For contracts entered into prior to January 1, 2011, the Company is not able to establish VSOE or TPE for the deliverables in its hosting arrangements. As a result, such deliverables are treated as one unit of accounting, and the revenue is recognized over the ongoing service period.

For contracts entered into or materially modified on or after January 1, 2011, revenue is allocated to deliverables based upon the following hierarchy: (i) VSOE; (ii) TPE; and (iii) best estimate of selling price (“ESP”). The objective of ESP is to determine the price at which the Company would offer each unit of accounting to customers if each unit were sold regularly on a standalone basis. The Company uses a cost plus a reasonable margin approach to determine ESP for each deliverable. Revenue related to database production is recognized using a proportional performance model, with reference to labor hours. Revenue related to ongoing services is recognized on a straight line basis over the applicable service period, provided that all other relevant criteria are met. For contracts entered into on or after January 1, 2011, the Company was able to separate the production of the database installation deliverable and the ongoing services deliverable into two separate units of accounting given that the deliverables have value to the customer on a standalone basis. The revenue is allocated to these units of accounting based upon relative ESP.
Software-related products and services
Certain arrangements include implementation services as well as term licenses to software and other software related elements, such as post contract customer support. Revenues from implementation services associated with installed software arrangements are accounted for separately from software and subscription revenues using the proportional performance model, with reference to labor hours, if VSOE is available for the elements of the arrangement. If the implementation services do not qualify for separate accounting, they are recognized together with the related software and subscription revenues on a straight line basis over the term of service.
Advertising costs
Costs incurred for producing and communicating advertising are expensed when incurred. Advertising expenses were $2,753 for the Successor Period ended December 31, 2013, $2,153 for the Successor Period from April 20, 2012 to December 31, 2012, $1,018 for the Predecessor Period from January 1, 2012 to June 6, 2012, and $3,313 for the year ended December 31, 2011.
Research and development costs
Research and development (“R&D”) costs are expensed as incurred. The R&D costs expensed were $1,704 for the Successor Period ended December 31, 2013, $534 for the Successor Period from April 20, 2012 to December 31, 2012, $1,586 for the Predecessor Period from January 1, 2012 to June 6, 2012, and $6,605 for the year ended December 31, 2011.
Cash and cash equivalents
Cash and cash equivalents are comprised of cash on deposit in banks. Cash equivalents have original maturities of less than 90 days. During the Predecessor Period, TRHI and the Predecessor Parent had an agreement whereby the Predecessor Parent periodically swept TRHI’s cash receipts and funded TRHI’s cash disbursements. With the exception of activity associated with “Notes receivable from Predecessor Parent,” described below, such activity is included in “Net investment of Predecessor Parent” on the combined balance sheet.
Trade receivables and concentration of credit risk
Trade receivables are classified as current assets and are reported net of an allowance for doubtful accounts. The Company assesses the allowance for doubtful accounts periodically, evaluating general factors such as the length of time individual receivables are past due, historical collection experience, and the economic and competitive environment. Management believes that the allowances at December 31, 2013 and 2012 are adequate to cover potential credit loss.
No single customer or group of related customers accounted for more than 10% of the Company’s trade receivables as of December 31, 2013 and 2012. There was no revenue from a single customer or group of related customers that accounted for 10% or more of the Company’s revenues in the year ended December 31, 2013, the Successor Period from April 20, 2012 to December 31, 2012 and the Predecessor Period from January 1, 2012 to June 6, 2012. Revenue from one customer from the Government segment amounted to $52,985 or 11% of the Company’s revenues in 2011.
Notes receivable from predecessor parent
During the Predecessor Period, certain of TRHI’s cash transactions with the Predecessor Parent were subjected to written loan agreements specifying repayment terms and interest payments. The term of the agreements was one year, which was automatically renewed from year to year unless one of the parties notified the other in writing of termination. These notes are reflected separately in noncurrent assets in the combined balance sheet. As the notes were part of the Predecessor Parent’s overall capitalization of TRHI, changes in the receivables, with the exception of the noncash dividend discussed in Note 18, are reflected as financing activities in the statements of cash flows. An agreement existed between TRHI and the Predecessor Parent whereby the Predecessor Parent was required to pay interest to TRHI equal to the average monthly rate earned by the Predecessor Parent on its cash investments held with its primary US banker. TRHI paid interest to the Predecessor Parent at the rate earned by the Predecessor Parent on its cash investments plus 75 basis points. Interest on these notes is reflected in “Interest income from Predecessor Parent” in the statement of comprehensive income (loss).
Computer hardware and other property
Computer Hardware and Other Property are stated at cost less accumulated depreciation. Depreciation is computed on a straight line basis over the following estimated useful lives:

Computer hardware	3-5 years
Furniture, fixtures and equipment	5-7 years
Leasehold improvements	Lesser of lease term or estimated useful life
Developed technology and content
Certain costs incurred in connection with software to be used internally are capitalized once a project has progressed beyond a conceptual, preliminary stage to that of application development stage. Costs that qualify for capitalization include both internal and external costs, but are limited to those that are directly related to a specific project. The capitalized amounts, net of accumulated amortization, are included in “Developed technology and content, net” on the balance sheets.
Developed technology and content is stated at cost less accumulated amortization. Amortization is computed based on the expected useful life of three to ten years.
Goodwill and other identifiable intangible assets
Goodwill is tested for impairment annually on November 1 of each year, or more frequently if indications of potential impairment exist. The Company performs a qualitative assessment (Step zero analysis) by identifying relevant events and circumstances such as industry specific trends, performance against forecasts and other indicators on a reporting unit level to determine whether it is necessary to perform the two step goodwill impairment test. For purposes of the goodwill impairment test, the reporting units of the Company, after considering the requirements of ASC 350, and the relevant provisions of the Segment Reporting Topic of the Codification, ASC 280, and related interpretive literature, represents the three reportable segments: Payer; Hospitals; and Clinicians. Under the two step approach, the first step is to determine the fair value of the reporting unit. Fair value is determined considering the income approach (discounted cash flow) and market approach. If the fair value of a reporting unit is less than its carrying value, this is an indicator that the goodwill assigned to that reporting unit may be impaired. In this case, the second step is to allocate the fair value of the reporting unit to the assets and liabilities of the reporting unit, as if they had just been acquired in a business combination for the fair value of the reporting unit. The excess of the fair value of the reporting unit over the amounts allocated to its assets and liabilities is referred to as the implied fair value of goodwill. The implied fair value of the reporting unit’s goodwill is then compared to the actual carrying value of goodwill. If the implied fair value is less than the carrying value, an impairment loss is recognized for that excess.
Identifiable intangible assets with finite lives are amortized over their estimated useful lives. The carrying values of identifiable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. The estimated useful lives for these identifiable intangible assets are as follows:

Trade names	15 years
Customer relationships	11-12 years

Impairment of long lived assets
Management evaluates the impairment of long-lived assets whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The initial test for impairment compares the carrying amounts with the sum of undiscounted cash flows related to the asset. If the carrying value is greater than the undiscounted cash flows of the asset, the asset is written down to its estimated fair value.
Deferred Financing Costs
Deferred financing costs are incurred to obtain long-term financing and are amortized over the terms of the related debt. The amortization of deferred financing costs is classified as interest expense in the statement of comprehensive loss and totaled $2,557 and $1,626 for the year ended December 31, 2013 and for the Successor Period from April 20, 2012 to December 31, 2012, respectively. The unamortized portion of deferred financing costs amounted to $13,902 and $17,409, as of December 31, 2013 and December 31, 2012, respectively.
Debt and Original Issue Discounts
On initial recognition, debts are measured at face value less original issue discount. Subsequent to initial recognition, interest bearing debts are measured at amortized cost. Original issue discount is amortized based on an effective interest rate method over the term of the debt. Original issue discount is presented net of debt in the Company’s consolidated balance sheet.
Fair Value Measurement
Fair value is defined under the Fair Value Measurements and Disclosures Topic of the Codification, ASC 820, as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard established a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, as follows:
Level 1-Quoted prices in active markets for identical assets or liabilities. These are typically obtained from real-time quotes for transactions in active exchange markets involving identical assets.
Level 2-Inputs, other than quoted prices included within Level 1, which are observable for the asset or liability, either directly or indirectly. These are typically obtained from readily-available pricing sources for comparable instruments.
Level 3-Unobservable inputs, where there is little or no market activity for the asset or liability. These inputs reflect the reporting entity’s own assumptions of the data that market participants would use in pricing the asset or liability, based on the best information available in the circumstances.
Under the Financial Instruments Topic of the Codification, ASC 825, entities are permitted to choose to measure many financial instruments and certain other items at fair value. The Company did not elect the fair value measurement option under ASC 825 for any of its financial assets or liabilities.
Share-based compensation plans
The Predecessor Parent administered all share-based compensation plans on behalf of TRHI and applied the fair value recognition provisions of ASC 718, Compensation-Stock Compensation (“ASC 718”), to calculate the effect of such compensation on our Predecessor’s comprehensive loss in the Predecessor Period.
Following the Acquisition, the Company’s immediate parent, Holdings LLC, established a compensation award in accordance with the Amended and Restated Limited Liability Company Operating Agreement of Holdings LLC (the “Operating Agreement”) to provide Class B Membership Interests in Holdings LLC to certain executive officers of the Company. The equity awards are accounted for by applying the fair value recognition provisions of ASC 718, to calculate the effect of such compensation on the Company’s net income in the Successor Periods.

Income taxes
The Company accounts for income taxes in accordance with ASC 740, Income Taxes (“ASC 740”).
For the Predecessor Period, income taxes are presented as if the Company operated as a separate standalone taxpaying entity (separate return basis). Income taxes payable by subsidiaries that file separate returns are included in “Income taxes payable” on the combined balance sheet. The Predecessor Parent files individual and combined tax returns that include TRHI as required within each jurisdiction.
In the consolidated Successor financial statements, the Company utilizes the asset and liability method of accounting for income taxes, which requires that deferred tax assets and liabilities be recorded to reflect the future tax consequences of temporary differences between the book and tax basis of various assets and liabilities. A valuation allowance is established to offset any deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

ASC 740 also provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. ASC 740 requires evaluation of tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax position is “more likely than not” to be sustained by the applicable tax authority. Interest and penalties arising from an uncertain income tax position is included in our provision for income taxes. The Company did not have any material uncertain tax positions.

Recent accounting pronouncements

In February 2013, the FASB issued Accounting Standards Update No. 2013-02, Comprehensive Income (Topic 220) ("ASU 2013-02"). The amendments in ASU 2013-02 supersede and replace the presentation requirements for reclassifications out of accumulated other comprehensive income in ASU 2011-05 and ASU 2011-12 for all public and private organizations. The amendments would require an entity to provide additional information about reclassifications out of accumulated other comprehensive income. The amendments in ASU 2013-02 are effective prospectively for fiscal years, and periods within those years, beginning after December 15, 2012. The Company adopted ASU 2013-02 effective January 1, 2013. The adoption of this standard had no impact on the Company’s financial statements.

In July 2013, the FASB issued ASU 2013-11, Income taxes (Topic 740):Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. The amendment requires an unrecognized tax benefit or portion of an unrecognized tax benefit to be presented as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward except when certain conditions exist. The amendment in ASU 2013-11 is effective for the Company for fiscal years beginning after December 15, 2013, including periods in 2014. The adoption of this standard will not impact the Company's financial position, comprehensive loss or cash flows.

3.	Acquisition
On June 6, 2012, as fully described in Note 1, the Company completed the Acquisition of the Thomson Reuters Healthcare business (subsequently renamed Truven Health Analytics Inc. (“Truven”)) from subsidiaries of the Thomson Reuters Corporation for net cash consideration of $1,249,402. The direct costs associated with the Acquisition amounted to $26,734 and were recorded as period costs.

There were no pre-closing or post-closing purchase price adjustments. The Company financed the Acquisition and paid related costs and expenses associated with the Acquisition and the financing as follows: (i) approximately $464,400 in common equity was contributed by entities affiliated with the Sponsor and certain co-investors; (ii) $527,625 principal amount was borrowed under the Term Loan Facility; and (iii) $327,150 aggregated principal amount of Notes (as defined below) were issued.

On June 6, 2013, the Company finalized the acquisition date fair values of acquired assets and liabilities, including the valuations of identifiable intangible assets, computer hardware and other equipment, and developed technology and content. The determination of fair value of acquired assets involves a variety of assumptions, including estimates associated with useful lives. The finalization of these valuations and completion of management review of certain accounts resulted in the refinement of certain assets and liabilities and that resulted in a reduction of $533 to goodwill and a corresponding increase in current asset, noncurrent asset and noncurrent deferred tax liabilities of $458, $120 and $45, respectively, from the previously reported amounts as of December 31, 2012 and March 31, 2013. In accordance with the Company's accounting policy described in Note 2, the adjustments on finalization of the purchase accounting were recognized retrospectively to the date of acquisition.

The following is a summary of the final allocation of the final purchase price of the Acquisition to the estimated fair values of assets acquired and liabilities assumed in the Acquisition. The final allocation of the purchase price is based on management's judgment after evaluating several factors, including a valuation assessment prepared by a third party valuation firm:

Final values recognized at acquisition date
Trade and other receivables	$77,598
Prepaid assets and other current assets	11,973
Computer hardware and other property	24,693
Developed technology and content	159,622
Other identifiable intangible assets	416,000
Other noncurrent assets	106
Current deferred tax assets	11,262
Current liabilities	(46,588)
Deferred revenue	(80,239)
Noncurrent deferred tax liabilities	(149,364)
Net assets acquired	425,063
Goodwill on acquisition	824,339
Net consideration paid in cash	$1,249,402

The fair values of computer hardware and other property, developed technology and contents, other identifiable assets, deferred revenues and its related deferred income tax effect were adjusted following the preliminary valuations by third party valuation firms. Current liabilities were adjusted based on management’s review of underlying reconciliation and supporting data in respect of certain account balances.
Accounts receivable, accounts payable, and other current assets and liabilities were stated at historical carrying values, given their short-term nature. Other noncurrent assets and liabilities outstanding as of the effective date of the Acquisition have been attributed based on management’s judgments and estimates.

The Company engaged a third party valuation firm to assist in determining the fair values of computer hardware and other property, developed technology and content, and other identifiable intangible assets acquired, including trademarks and trade names, customer relationships and deferred revenue.
Computer hardware and other property have been valued using a cost approach based on current replacement and/or reproduction cost of the asset as new, less depreciation attributable to physical, functional, and economic factors.
Developed technology and content have been valued using the relief from royalty method under the income approach to determine the estimated reasonable royalty rates for each reporting unit based on the comparable royalty agreements. The royalty rates, net of tax, were applied to projected revenues to determine the after-tax royalty cash savings discounted to present value.

Trademarks and trade names have been valued using the relief from royalty method under the income approach to estimate the cost savings that accrue to the Company which would otherwise have gone to pay royalties or license fees on revenues earned through the use of the asset. Using this approach, trademarks and trade names were valued at $86.2 million, with the estimated useful lives of the Government and Commercial trademarks and trade names estimated to be 15 years each.
Customer relationships were determined using an income approach, taking into account the expected revenue growth and attrition rates of the customers and the estimated capital charges for the use of other net tangible and identifiable net intangible assets. Using this approach, customer relationships were assigned a value of $329.8 million, with the estimated useful lives of the Government and Commercial customer relationships estimated to be 11 to 12 years each.
Deferred revenue has been valued using a cost build-up approach and is calculated as the cost to fulfill the legal performance obligation plus a reasonable profit margin.
Deferred income tax assets and liabilities as of the Acquisition date represent the expected future tax consequences of temporary differences between the fair values of the assets acquired and liabilities assumed and their tax bases.
The goodwill recognized upon closing of the Acquisition is attributable mainly to the skill of the acquired work force and Truven’s position as a provider of healthcare data and analytics solutions and services to key constituents of the U.S. healthcare system. The total non tax deductible goodwill relating to the Acquisition is $465.6 million. The total tax deductible goodwill relating to the Acquisition is $358.7 million, which comprises $129.9 million related to the asset purchase and $228.8 million attributable to the historical basis of Thomson Reuters Healthcare.

The following unaudited pro forma financial data summarizes the Company’s results of operations for the years ended December 31, 2012 and 2011 had the Acquisition occurred as of the beginning of the comparable prior year:

	Years ended December 31,
	2012	2011

Revenues, net	$490,625	$435,918
Net loss	(11,173)	(52,462)

TRHI did not make any acquisitions in 2011.

4.	Trade and other receivables
Trade and other receivables consisted of the following:

	December 31, 2013	December 31, 2012
Trade receivables, gross	$99,011	$106,699
Less: Allowance for doubtful accounts	(1,530)	(1,865)
Trade receivables, net	97,481	104,834
Other receivables	317	307
Trade and other receivables, net	$97,798	$105,141

Other receivables includes notes receivable from Holdings LLC, the direct parent company of the Company. The notes receivable bear interest at a rate per annum of 1.9%. Interest is payable in arrears on each October 15, commencing on October 15, 2014. In lieu of paying in cash for the interest payments, any accrued but unpaid interest shall be capitalized and added as of such interest payment date to the principal amount of the note receivable. At any time,

Holdings LLC may redeem all or any part of the note receivable at a redemption price equal to 100% of the principal amount redeemed plus all interest accrued and unpaid through the redemption date.

5.	Prepaid and other current assets
Prepaid expenses and other current assets consisted of the following:

	December 31, 2013	December 31, 2012
Royalties	$3,502	$3,559
Commissions and distribution fees	9,046	5,618
Services, licenses and maintenance	10,720	8,388
Others	940	844
Prepaid expenses and other current assets	$24,208	$18,409

6.	Computer hardware and other property
Computer hardware and other property, net, consisted of the following:

	December 31, 2013
	Computer hardware	Building and leasehold improvements	Furniture, fixtures and equipment	Total
Computer hardware and other property, gross	$67,285	$5,166	$2,861	$75,312
Accumulated depreciation	(24,762)	(1,124)	(1,389)	(27,275)
Computer hardware and other property, net	$42,523	$4,042	$1,472	$48,037

	December 31, 2012
	Computer hardware	Building and leasehold improvements	Furniture, fixtures and equipment	Total
Computer hardware and other property, gross	$40,494	$3,106	$3,425	$47,025
Accumulated depreciation	(5,929)	(393)	(512)	(6,834)
Computer hardware and other property, net	$34,565	$2,713	$2,913	$40,191

7.	Developed technology and content
Developed technology and content, net, consisted of the following:

	December 31, 2013	December 31, 2012
Developed technology and content, gross	$195,961	$175,828
Accumulated amortization	(47,324)	(15,493)
Developed technology and content, net	$148,637	$160,335

8.	Goodwill
Balances and changes in the carrying amount of goodwill by reportable segment for the year December 31, 2013 and the Successor Period ended December 31, 2012 were as follows:

	Commercial	Government	Total
Balance as of April 20, 2012	$—	$—	$—
Acquisition (see Note 3)	$733,041	$91,298	$824,339
Balance as of December 31, 2012	$733,041	$91,298	$824,339
Impairment charge	$(321,064)	$(45,598)	$(366,662)
Balance as of December 31, 2013	$411,977	$45,700	$457,677

Goodwill is not amortized. Instead, goodwill is tested for impairment annually as well as whenever there is an indication that the carrying amount may not be recoverable. The goodwill arising from the Acquisition (see Note 3) has been allocated to the Company's reporting units.

The Company performed its annual goodwill impairment test on November 1, 2013. The fair value of the Company’s reporting units was estimated primarily using a combination of the income approach and the market approach. The Company used discount rates ranging from 11.6% to 13.4% in determining the discounted cash flows for each of our reporting units under the income approach, corresponding to our cost of capital, adjusted for risk where appropriate. In determining estimated future cash flows, current and future levels of income were considered that reflected business trends and market conditions. Under the market approach, the Company estimated the fair value of the reporting units based on peer company multiples of earnings before interest, taxes, depreciation and amortization (EBITDA). The Company also considered the multiples at which businesses similar to the reporting units have been sold or offered for sale. The combined income approach and market approach to determine the fair value of each reporting unit received a weighted percentage of 70% and 30%, respectively.
The first step of the Company’s impairment test indicated that the carrying value of all the three reporting units exceeded its fair value due to lower-than-expected growth in revenue and cash flow in fiscal year 2013 resulting from certain selling cycle delays, particularly in the government sector, uncertainty in the healthcare sector related to the Patient Protection and Affordable Care Act, higher-than-expected costs due to significant investments in technology infrastructure, as well as an increase in the discount rate used in the discounted cash flow analysis as compared to the rate used in the prior year’s analysis.
The second step of the goodwill impairment test required us to fair value all assets and liabilities of our three reporting units to determine the implied fair value of each reporting unit’s goodwill. We compared the implied fair value of each reporting unit’s goodwill to its carrying value. This test resulted in an aggregate non-cash goodwill impairment charge of $366.7 million in the fourth quarter of 2013.

9.	Other identifiable intangible assets
Other identifiable intangible assets, net, consisted of the following:

	December 31, 2013
	Average life (years)	Cost	Accumulated amortization	Net
Customer relationships	11.5	$329,800	$(44,983)	$284,817
Trademarks and trade names	15.0	86,200	(9,003)	77,197
		$416,000	$(53,986)	$362,014

	December 31, 2012
	Average life (years)	Cost	Accumulated amortization	Net
Customer relationships	11.5	$329,800	$(16,270)	$313,530
Trademarks and trade names	15.0	86,200	(3,257)	82,943
		$416,000	$(19,527)	$396,473

Customer relationships represent corporate customer contracts and customer relationships arising from such contracts with the majority of revenues recurring year over year.
Trade names include Advantage Suite, Care Discovery, Micromedex, among many of the Company’s product names and brand logos recognized in the U.S. market.
At December 31, 2013, estimated future amortization expense for each of the next five years is $34.5 million.

10.	Accounts payable and accrued expenses
Accounts payable and accrued expenses consisted of the following:

	December 31, 2013	December 31, 2012
Accounts payable - trade	$26,259	$48,691
Accrued employee compensation	13,529	23,953
Accrued royalties	3,773	3,793
Accrued professional fees	4,409	8,658
Accrued interest	2,966	3,367
Customer deposits	618	806
Other accrued expenses	1,822	3,239
Accounts payable and accrued expenses	$53,376	$92,507

11.	Long-Term Debt

The Company's long-term debt consists of the following:

	December 31, 2013	December 31, 2012
Senior Credit Facility
Term Loan Facility (net of $14,156 and $12,174 discount, respectively)	$516,831	$512,813
Revolving Credit Facility	30,000	—

10.625% Senior Notes ("the Notes") (net of $1,723 and $1,991 discount, respectively)	325,427	325,159
	872,258	837,972
Less: current portion of long-term debt	5,350	5,276
Long-term debt	$866,908	$832,696
In connection with the Acquisition, on June 6, 2012, Truven entered into the Senior Credit Facility and issued the 10.625% Senior Notes ("Notes"). Except as otherwise indicated by the context, the Old Notes and the Exchange Notes are collectively and individually defined as the "Notes".

Senior Credit Facility
The Senior Credit Facility, as amended on April 26, 2013, is with a syndicate of banks and other financial institutions and provides financing of up to $585.0 million, consisting of the $535.0 million Term Loan Facility with a maturity of seven years and the $50.0 million Revolving Credit Facility with a maturity of five years. As of December 31, 2013, the Company has an outstanding revolving loan of $30.0 million and outstanding letters of credit amounting to $0.3 million, which, while not drawn, reduce the available line of credit under the Revolving Credit Facility to $19.7 million.

Borrowings under the Senior Credit Facility, other than swing line loans, bear interest at a rate per annum equal to an applicable margin plus, at Truven’s option, either (a) a base rate determined by reference to the highest of (1) the prime rate of JPMorgan Chase Bank, N.A., (2) the federal funds effective rate plus 0.50% and (3) the one month Eurodollar rate plus 1.00%; provided, that the base rate for the Term Loan Facility at any time shall not be less than 2.25%, or (b) a Eurodollar rate adjusted for statutory reserve requirements for a one, two, three or six month period (or a nine or twelve month interest period if agreed to by all applicable lenders); provided that the Eurodollar base rate used to calculate the Eurodollar rate for the Term Loan Facility at any time shall not be less than 1.25%. Swing line loans will bear interest at the interest rate applicable to base rate loans, plus an applicable margin. In addition to paying interest on outstanding principal under the Senior Credit Facility, we are required to pay a commitment fee to the lenders under the Revolving Credit Facility in respect of the unutilized commitments thereunder at a rate equal to 0.50% (subject to reduction upon attainment of certain leverage ratios). We will also pay customary letter of credit fees and certain other agency fees. Truven may voluntarily repay outstanding loans under the Senior Credit Facility at any time without premium or penalty, other than customary “breakage” costs with respect to adjusted LIBOR loans. We are required to repay $1.3 million of the Term Loan Facility quarterly, through March 31, 2019, with any remaining balance due June 6, 2019.

All obligations under the Senior Credit Facility are guaranteed by the Company and each of Truven’s future wholly-owned domestic subsidiaries (of which there are currently none). All obligations under the Senior Credit Facility and the guarantees of those obligations are collateralized by first priority security interests in substantially all of Truven’s assets as well as those of each guarantor (subject to certain limited exceptions).

The Senior Credit Facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, Truven’s ability and the ability of each of any restricted subsidiaries: to sell assets, incur additional indebtedness, prepay other indebtedness (including the Notes), pay dividends and distributions or repurchase its capital stock, create liens on assets, make investments, make certain acquisitions, engage in mergers or consolidations, engage in certain transactions with affiliates, amend certain charter documents and material agreements governing subordinated indebtedness, change the business conducted by it and its subsidiaries, and enter into agreements that restrict dividends from subsidiaries.

In addition, the Senior Credit Facility requires Truven to comply with a quarterly maximum consolidated senior secured leverage ratio provided for in the Senior Credit Facility as long as the commitments under the Revolving Credit Facility remain outstanding (subject to certain limited exceptions). The Senior Credit Facility also contains certain customary representations and warranties, affirmative covenants and events of default. As of December 31, 2013, the Company was in compliance with all of these credit facility covenants.

Refinancing

On October 3, 2012, we entered into the First Amendment to the Senior Credit Facility with a syndicate of banks and other financial institutions with no changes in the terms and conditions other than the reduction of the applicable margin by 1.00%. The loans with certain lenders had been determined to be extinguished under FASB ASC Topics 470-50, Modifications and Extinguishments. As a result, the Company recorded a loss on early extinguishment on certain debt amounting to $6.7 million in 2012, representing unamortized debt discount, unamortized debt issue costs and certain costs related to the extinguished debt. The loss on early extinguishment of debt is included in interest expense in the consolidated comprehensive loss.
Truven incurred lenders fees of $6.7 million, mainly consisting of call or premium fees in connection with this transaction. Of the $6.7 million, $5.2 million had been recorded as part of original issue discount and was presented as net of debt in the consolidated balance sheet of the Company. The remaining lenders fee of $1.5 million related to the debt extinguished has been expensed as part of interest expense in the consolidated comprehensive loss and was presented under cash flows from operating activities in the Company’s consolidated statement of cash flows.

On April 26, 2013, we entered into the Second Amendment to the Senior Credit Facility (referred to as the "April 2013 Refinancing") with a syndicate of banks and other financial institutions to (i) increase the aggregate principal amount of the Term Loan Facility from $523.7 million to $535.0 million, (ii) reduce the applicable margin by 1.25%, (iii) with respect to the Term Loan Facility, determine the applicable margin in accordance with a pricing grid based on our consolidated total leverage ratio following delivery of financial statements at the end of each fiscal year or quarter, as applicable, after the second quarter of fiscal year 2013, (iv) revise the quarterly principal payments from $1,319.0 to $1,337.5 starting in June 30, 2013 and (v) extend the 1% repricing call protection from June 6, 2013 to October 26, 2013. There were no other changes in the terms and conditions. The loans with certain lenders in the bank syndicate had been determined to be extinguished under FASB ASC Topics 470-50, Modifications and Extinguishments. As a result, the Company recorded a loss on early extinguishment on certain debt amounting to $3.3 million during the period, representing unamortized debt discount, unamortized debt issue costs and certain costs related to the extinguished debt. The loss on early extinguishment of debt is included in interest expense in the consolidated comprehensive loss.

In connection with the April 2013 Refinancing, the Company incurred lenders' fees of $6.7 million, representing call premium. Of the $6.7 million, $5.8 million was recorded as part of original issue discount and presented as net of debt in the consolidated balance sheet as of December 31, 2013. Other third party costs of $0.1 million, representing legal costs, were recorded as an expense for the period ended December 31, 2013.

The remaining lenders' fees of $0.9 million related to the debt extinguished has been expensed as part of interest expense in the condensed consolidated statement of comprehensive loss for the year ended December 31, 2013 and is presented under cash flows from operating activities in the Company’s consolidated statement of cash flows for year ended December 31, 2013.

On February 14, 2014, the Company repaid $15 million of principal amount plus interest drawn against the Revolving Credit Facility.

10.625% Senior Notes due 2020

The Notes, which were issued under an indenture, dated June 6, 2012 ( the “Indenture”, as supplemented by the First Supplemental Indenture, whereby Truven became a party to the Indenture as successor in interest to Wolverine, and the Second Supplemental Indenture referred to below), with The Bank of New York Mellon Trust Company, N.A. as trustee, bear interest at a rate of 10.625% per annum, payable on June 1 and December 1 of each year (commencing on December 1, 2012), and have a maturity date of June 1, 2020.

The Notes are general unsecured senior obligations of Truven, fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by the Company and each of Truven’s existing and future wholly-owned domestic restricted subsidiaries (of which there currently are none) that is a borrower under or that guarantees the obligations under the Senior Credit Facility or any other indebtedness of Truven or any other guarantor.

Truven may redeem some or all of the Notes at any time prior to June 1, 2016 at 100% of the principal amount thereof plus the applicable premium pursuant to the Indenture as of the applicable redemption date, plus accrued and unpaid interest and any additional interest to, but excluding, the applicable redemption date. Truven may redeem some or all of the Notes at any time on or after June 1, 2016 at 105.313% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after June 1, 2018, plus, in each case, accrued and unpaid interest and any additional interest to, but excluding, the applicable redemption date. In addition, at any time prior to June 1, 2015, Truven (subject to certain conditions) may redeem up to 35% of the aggregate principal amount of the Notes using net cash proceeds from certain equity offerings at 110.625% of the aggregate principal amount of the Notes plus accrued and unpaid interest and any additional interest, to, but excluding, the applicable redemption date. If Truven experiences a change of control (as defined in the Indenture), it will be required to make an offer to repurchase the Notes at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, and any additional interest, to, but excluding, the date of purchase.

The Indenture contains covenants limiting Truven and its restricted subsidiaries with respect to other indebtedness, investments, liens, dividends, purchases or redemptions of stock, transactions with affiliates and mergers and sales of assets. The Indenture also contains covenants limiting the ability of wholly-owned restricted subsidiaries to guarantee payment of any indebtedness of Truven or any subsidiary guarantor and limiting the Company’s business and operations. We were in compliance with all of these covenants as of December 31, 2013.

On June 5, 2013, we entered into the second supplemental indenture (the “Second Supplemental Indenture”), whereby the guarantee release provision in Section 10.2(d)(1)(B) of the Indenture, which allows guarantors to be released from their obligations under the Indenture upon the release or discharge of such guarantor’s guarantee of the Senior Credit Facility or the guarantee which resulted in the creation of the guarantee under the Indenture (subject to certain limitations), was amended to apply only to subsidiary guarantors and not to Truven Holding.

Pursuant to a registration rights agreement dated June 6, 2012, we agreed (i) to use commercially reasonable efforts to file with the Securities and Exchange Commission (the "SEC") an exchange offer registration statement pursuant to which we would exchange the Notes issued in a private offering (the "Old Notes") (and related guarantees) for a like aggregate principal amount of new registered notes, which are identical in all material respects to the Old Notes, except for certain provisions, among others, relating to additional interest and transfer restrictions (the "Exchange Notes") (and related guarantees) or (ii) under certain circumstances, to use commercially reasonable efforts to file a shelf registration statement with the SEC with respect to the Old Notes (and related guarantees), in each case by March 3, 2013. We did not file the required registration statement for the Notes by March 3, 2013, and consequently, we were required to pay additional penalty interest of 0.25% per annum for the 90 day period commencing March 4, 2013, and an additional 0.25% with respect to each subsequent 90 day period, in each case until and including the date the exchange offer is completed, up to a maximum increase of 1.00% per annum.

On June 26, 2013, the exchange offer registration statement was declared effective by the SEC. On July 31, 2013, Truven closed its offer to exchange the Old Notes for the Exchange Notes. The interest rate on the new Exchange Notes reverted to 10.625%.

As of December 31, 2013, we had incurred and paid additional penalty interest of $463.5.

As of December 31, 2013, principal maturities of long-term debt for the next five years and thereafter consist of:

2014	$5,350
2015	5,350
2016	5,350
2017	35,350
2018	5,350
Thereafter	810,158
$866,908

12.	Employee benefit plans
Predecessor
Prior to the Acquisition, TRHI’s employees participated in various employee benefit plans under the Predecessor Parent as follows:
Defined contribution plan
Certain employees of TRHI participated in a defined contribution savings plan administered by the Predecessor Parent under Section 401(k) of the Internal Revenue Code. The plan covered substantially all employees based in the United States who met minimum age and service requirements and allowed participants to defer a portion of their annual compensation on a pre-tax basis. TRHI matched a certain portion of employee contributions, which vested based upon an employee’s years of service and become fully vested after four years of service. Matching contribution expense directly attributable to TRHI’s employees was $3,091 for the Predecessor Period ended June 6, 2012 and $5,747 for the Predecessor Period ended December 31, 2011.

Predecessor Defined benefit pension plan
Certain employees of TRHI participated in a defined benefit pension plan sponsored and administered by the Predecessor Parent. The pension plan required benefits to be paid to eligible employees at retirement, based primarily upon years of service and compensation rates near retirement. The expense for TRHI employees who participated in this plan was $159 for the Predecessor Period ended June 6, 2012 and $364 for the Predecessor Period ended December 31, 2011.
All of the TRHI employees benefit plans’ assets and liabilities are accounted for in the Predecessor Parent’s financial statements. No assets or liabilities are reflected on the Company’s consolidated balance sheets, and pension and other postretirement expenses for the Company have been determined on a multi-employer plan basis. The Predecessor’s combined financial statements for the Predecessor Period ended June 6, 2012, and for the Predecessor Period ended December 31, 2011 included the employee benefit expense allocated to it by the Predecessor Parent for TRHI employees who participated in the benefit plans. The expenses are included in the “Allocation of costs from Predecessor Parent and affiliates” in the combined statements of comprehensive income (loss). Further detail is included in Note 18. Upon consummation of the Acquisition, TRHI employees ceased to participate in the Predecessor Parent’s benefit plans. These employees are still entitled to the benefits that have vested under the plans; however, any subsequent costs or liability of these plans will be borne by the Predecessor Parent.
Successor
Following the closing of the Acquisition on June 6, 2012, Truven's employees became eligible to participate in new 401(K) defined contribution plan sponsored by Truven. Under the plan, employees may contribute a percentage of compensation and Truven will match a portion of the employees’ contribution. Truven’s contribution to the plan for the year ended December 31, 2013 and Successor Period from April 20, 2012 to December 31, 2012 amounted to

$6,975 and $3,294, respectively. Truven does not offer any defined benefit plan, post-retirement healthcare benefit plan or deferred compensation plan.

13.     Share-based Compensation

Under its stock incentive plan, the Predecessor Parent may grant stock options, Time-Based Restricted Share Units (“TRSUs”), Performance Restricted Share Units (“PRSUs”) and other awards to certain employees up to a maximum of 50,000,000 common shares. The Predecessor Parent had 19,292,115 awards available for grant in 2011.
Apart from allocated share-based expenses as discussed in Note 18, TRHI recognized share-based compensation expense on its stock incentive plan of $2,519 for the Predecessor Period ended June 6, 2012 and $1,105 for the year ended December 31, 2011. The total associated tax benefits recognized were $972 for the Predecessor Period ended June 6, 2012, and $441 for the year ended December 31, 2011.
In connection with the Acquisition, any unvested share-based payments held by TRHI employees became fully vested or had vested on a pro-rata basis in proportion to the performance period that ended at the date of the Acquisition. TRHI employees were given six months from the date of the closing of the Acquisition during which to exercise the options. The compensation expense of $2,519 includes $1,464 to accelerate vesting. Therefore, as of June 6, 2012, all outstanding options held by TRHI employees were exercisable.
For all share-based payment awards, the expense recognized was adjusted for estimated forfeitures where the service was not expected to be provided. Estimated forfeiture rates were developed based on the analysis of historical forfeiture data. The estimated forfeitures are adjusted to income when the share-based payment awards are fully vested.
The following table summarizes the valuation methods used to measure fair value for each type of award and the related vesting period over which compensation expense is recognized:

Type of award	Vesting period	Fair value measure	Compensation expense based on
Stock options	Up to four years	Black-Scholes option pricing model	Fair value on business day prior to grant date
TRSUs	Up to seven years	Closing Common share price	Fair value on business day prior to grant date
PRSUs	Three year performance period	Closing Common share price	Fair value on business day prior to grant date

Stock options
The maximum term of an option is 10 years from the date of grant. Under the plan, options were granted by reference to the Predecessor Parent’s common share price on the NYSE or TSX, respectively.

The weighted average fair value of options granted and principal assumptions used in applying the Black-Scholes option pricing model were as follows:

	Predecessor
	January 1, 2012 to June 6, 2012	2011
Weighted average grant date fair value	5.21	8.42
Weighted average of key assumptions
Exercise price	28.42	38.98
Risk-free interest rate	1.2%	2.7%
Dividend yield	3.4%	3.3%
Volatility factor	28%	29%
Expected life (in years)	6	6

The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions. The model requires the use of subjective assumptions, including expected stock price volatility; historical data has been considered in setting the assumptions.
During the Predecessor Period ended June 6, 2012, no options were exercised. There were 4,230 options exercised in 2011. The amount of cash received by the Predecessor Parent from the exercise in 2011was $113. The total fair value of options vested was approximately $2,725 and $85 and as of June 6, 2012 and December 31, 2011, respectively.

Transactions related to the Predecessor Parent’s stock options in the Predecessor Period ended June 6, 2012 and the year ended December 31, 2011 are summarized as follows:

	Shares	Weighted average exercise price	Weighted average remaining term (in years)	Aggregate intrinsic value (in thousands)

Outstanding at December 31, 2011	270,753	$34.16	7.38	$182
Granted	90,520	28.42	—	—

Outstanding and exercisable at June 6, 2012	361,273	$32.71	0	$280

Time-based restricted share units
TRSUs gave the holder the right to receive one common share of the Predecessor Parent’s stock for each unit that vested on the vesting date. The holders of TRSUs had no voting rights, but accumulate additional units based on notional dividends paid by the Predecessor Parent on its common shares at each dividend payment date, which were reinvested as additional TRSUs. The total fair value of TRSUs vested was approximately $1,061 and $2,381as of June 6, 2012 and December 31, 2011, respectively.
In connection with the Acquisition, TRSUs held by TRHI employees became vested.
Performance restricted share units
PRSUs gave the holder the right to receive one common share of the Predecessor Parent’s stock for each unit that vested on the vesting date. The holders of PRSUs had no voting rights, but accumulated additional units based on notional dividends paid by the Predecessor Parent on its common shares at each dividend payment date, which were reinvested as additional PRSUs. The percentage of PRSUs initially granted that vested depended upon the Predecessor Parent’s performance over a three-year performance period as measured against pre-established performance goals. Between 0% and 200% of the initial amounts may have vested for grants made from 2009 through 2011. The total fair value of PRSUs vested was approximately $3,220 and $231 as of June 6, 2012 and December 31, 2011, respectively.

In connection with the Acquisition, PRSUs held by TRHI employees became vested in proportion to the performance period that ended.

Transactions related to TRSUs and PRSUs in 2012 and 2011 are summarized as follows:

	TRSU		PRSU
	Shares	Weighted average grant-date fair value	Shares	Weighted average grant-date fair value

Outstanding at December 31, 2011	28,748	36.75	148,949	31.77

Dividends accrued	110	—	1,138	—
Granted	—	—	67,740	28.42
Vested	(24,829)	36.48	(41,016)	23.46
Vested (accelerated)	(4,029)	38.55	(63,834)	35.37
Forfeited or expired	—	—	(112,977)	31.13

Outstanding at June 6, 2012	—	—	—	—

Employee stock purchase plan (“ESPP”)
The Predecessor Parent maintained an employee stock purchase plan whereby eligible employees could purchase common shares of the Predecessor Parent at a 15% discount up to a specified limit utilizing after-tax payroll deductions. The discount was expensed as incurred was $139, for the Predecessor Period ended June 6, 2012 and $298 for the period ended December 31, 2011.

Following the closing of the Acquisition on June 6, 2012, Truven has no share-based payment plan related to the plans administered by our Predecessor.

Successor

In October 2012, the Company’s immediate parent, Holdings LLC, established a compensation award in accordance with the Operating Agreement to provide Class B Membership Interests in Holdings LLC to certain executive officers of the Company, up to 6.25% in the aggregate. The membership interests will vest 20% on each of the first five anniversaries of June 6, 2012, so that 100% of each awardee's outstanding Class B Membership Interests will vest on June 6, 2017 subject to certain conditions. In addition, 100% of each Class B Membership Interests may vest in certain circumstances in connection with a change in control as defined in the Operating Agreement.

Each Class B Membership Interest represents the right to receive a percentage of the distributions made by Holdings LLC when such distributions are actually made and such distributions exceed specified internal rates of return thresholds. There are transfer restrictions on the Class B Membership Interests and the executive officers would forfeit the unvested interest upon termination of employment. A summary of the Class B Membership Interests is as follows:

	Ownership interest (%)	Fair value at grant date
Balance at December 31, 2012	4.1	$5,714
Granted	0.9	1,162
Forfeited	(0.4)	(502)
Balance at December 31, 2013	4.6	$6,374
Outstanding and vested as of December 31, 2013	0.8	$1,143

The fair value at the date of grant was based upon the value of the Class B Membership Interests of Holdings LLC less a marketability discount since there is no active market to trade Class B Membership Interests. The marketability discount was determined using a geometric average rate put option model and a Black-Scholes put option model using the expected term, risk-free rate, and volatility for liquidity terms. The value was determined as of the grant date based upon a number of factors, including the amount of investment made in exchange for Class B Membership Interests of Holdings LLC by Veritas Capital and certain members of management of the Company.

The Company recognized compensation expense against additional paid in capital of $1,457 and $329, net of an estimated forfeiture rate of 10%, for the year ended December 31, 2013 and for the Successor Period from April 20, 2012 to December 31, 2012, respectively, which is recorded in General and administrative expense in the Company’s consolidated statements of comprehensive loss.

The total unrecognized compensation cost related to unvested Class B Membership Interests expected to be recognized over the next 3.5 years is $4,062.

As of December 31, 2013, 0.8% of the Class B Membership Interests has vested with the estimated fair value of $1,121.

14.	Other Operating Expenses
The components of other operating expenses include the following:

	Year ended December 31,	From inception (April 20, 2012) to December 31,	January 1, 2012 to June 6,	Year ended December 31,
	2013	2012	2012	2011
	Successor		Predecessor
Disposal related costs	$—	$—	$9,818	$12,560
Severance and retention bonuses	3,808	10,184	7,741	6,768
Acquisition related costs	27,007	37,980	—	460
Asset write-offs (see Note 16)	1,294	—	—	—
Other	2,929	1,458	1,244	214
Total other operating expenses	$35,038	$49,622	$18,803	$20,002

Predecessor
Disposal related costs in the Predecessor Period are primarily comprised of audit services, accounting and consulting services and legal fees related to TRUSI's disposal of the Thomson Reuters Healthcare business. Severance and retention bonuses in the Predecessor Period include severances of employees in connection with the planned disposal of TRHI.
Prior to the Acquisition, on March 31, 2012, the Predecessor Parent entered into a retention agreement (the “Retention Agreement”) with key TRHI employees in conjunction with the disposal of the business. Pursuant to the Retention Agreements, the Predecessor Parent agreed to provide for retention and bonus payment to certain employees based on a percentage of salary and targeted transaction price, respectively. The payment was contingent upon the employees continuing services to the buyer after the Acquisition for periods ranging from 90 days to one year. Although the

Predecessor Parent retained the legal and contractual obligation to pay the employees, the compensation expense was recorded in the period when the service was performed and was allocated in proportion to the days of service in both Predecessor and Successor Periods. As a result, for the period from April 1, 2012 to June 6, 2012, (Predecessor) TRHI recorded $5.8 million of retention and bonuses expense against Net Investment of Predecessor Parent. The compensation which was paid by Predecessor Parent was deemed an investment contribution.
Successor
Acquisition related costs include costs incurred related to technology and other costs in connection with the Company's transition into a standalone business. For the year ended December 31, 2013, acquisition related costs included $12.9 million of expenses incurred mainly as a result of separating our IT infrastructure from Predecessor Parent, $9.2 million of costs related to the transitional services agreement with Thomson Reuters, and $4.9 million related to rebranding, consulting and other professional fees. For the Successor Period from April 20, 2012 to December 31, 2012, acquisition related costs consisted of $12.0 million of transaction fees to the Sponsor, and $26.0 million of direct acquisition costs consisting of legal, finance, consulting and professional fees.

Severance and retention bonuses primarily relate to the Acquisition of TRHI. As discussed above, prior to the Acquisition, on March 31, 2012, the Predecessor Parent entered into Retention Agreements with key TRHI employees in conjunction with the disposal of the business. The compensation expense was recorded in the period when the service was performed and was allocated in proportion to the days of service in both Predecessor and Successor Periods. For the year ended December 31, 2013 and the Successor Period from April 20, 2012 to December 31, 2012, Truven recorded $1.4 million and $8.6 million of retention and bonus expense, respectively, against Additional Paid In Capital in the Equity section of the consolidated balance sheet. The compensation paid by Predecessor Parent on behalf of Truven was deemed a capital contribution.

The Sponsor advisory fees are included in other expenses and represent fees paid to the Sponsor under the advisory agreement the Company entered into with the Sponsor in connection with the Acquisition (see Note 18).

15.	Income Taxes
For income tax purposes, the Predecessor’s income or loss was included in the Predecessor Parent’s individual and combined tax returns that include the Thomson Reuters Healthcare business as required within each jurisdiction. For the period subsequent to the Acquisition, the Company files a consolidated federal tax return. The provision for income taxes in the consolidated and combined statements of comprehensive income (loss) reflects income taxes as if the businesses were standalone entities and filed separate income tax returns.

The components of income tax expense are as follows:

	Successor		Predecessor
	Year ended December 31, 2013	From inception (April 20, 2012) to December 31, 2012	January 1, 2012 to June 6, 2012	Year ended December 31, 2011
Current
Federal	$—	$—	$(4,807)	$3,174
State	235	82	(539)	801
Foreign	236	—	—	—
	471	82	(5,346)	3,975

Deferred
Federal	(75,817)	(26,189)	477	5,353
State	(9,472)	(3,886)	66	531
Foreign	(109)	—	—	—
	(85,398)	(30,075)	543	5,884
Total (benefit from) provision for income taxes	$(84,927)	$(29,993)	$(4,803)	$9,859

The tax effects of the significant components of temporary differences giving rise to the Company’s deferred income tax assets and liabilities are as follows:

	December 31, 2013	December 31, 2012
Allowance for doubtful accounts and other reserves	$597	$713
Transaction costs	—	468
Net operating loss and tax credit carry-forwards	74,616	33,942
Prepaid expenses	1,094	2,618
Accrued expenses	—	4,789
Deferred revenue	—	4,002
Goodwill	42,726	—
Deferred rent	1,121	—
Other	1,197	575
Total deferred tax assets	121,351	47,107
Other identifiable intangible assets	(125,652)	(134,097)
Goodwill	—	(7,049)
Trade and other receivables	(2,224)	(1,478)
Debt exchange	(5,585)	—
Other long-lived assets	(10,406)	(12,510)
Other	(222)	—
Total deferred tax liabilities	(144,089)	(155,134)
Net deferred tax liabilities	$(22,738)	$(108,027)

The deferred tax assets and liabilities are classified in the consolidated and combined balance sheets based on the balance sheet classification of the related assets and liabilities. Deferred tax assets and liabilities are shown net of one another if they are in the same jurisdiction. The components of the net deferred tax liabilities as reported on the consolidated balance sheets are as follows:

	December 31, 2013	December 31, 2012
Current deferred tax asset	$—	$10,648
Current deferred tax liabilities	(711)	—
Noncurrent deferred tax liabilities	(22,027)	(118,675)
Net deferred tax asset (liabilities)	$(22,738)	$(108,027)
Pursuant to the Stock and Asset Purchase Agreement, the Predecessor Parent has provided an indemnity for all tax liabilities that relate to periods prior to June 7, 2012, including any taxes assessed that are directly attributable to cash received by the Predecessor Parent, but only if and to the extent such taxes result in an increase in cash taxes actually paid by Truven in any Successor tax period.
The Company assesses the realization of its deferred tax assets and the need for a valuation allowance on a standalone basis. The assessment requires judgment on the part of management with respect to benefits that could be realized from future taxable income, as well as other positive and negative factors influencing the realization of deferred tax assets. As of December 31, 2013, the Company determined that it will more likely than not realize its deferred tax assets. Federal and state net operating loss (“NOL”) carry forwards at December 31, 2013 were $186.8 million and $171.7 million, respectively. The federal NOL carry forward starts to expire in 2032. The state NOL carry forwards start to expire in 2014. Certain state NOL’s are subject to the limitation rule in accordance with Section 382 of the Internal Revenue Code.
A reconciliation of the statutory U.S. federal income tax rate to the Company’s effective tax rate is as follows:

	Successor		Predecessor
	Years ended December 31, 2013	From inception (April 20, 2012) to December 31, 2012	January 1, 2012 to June 6, 2012	Years ended December 31, 2011
Income taxes at federal statutory rate	35.0%	35.0%	35.0%	35.0%
State and local tax	2.1	3.0	3.2	4.0
Foreign rate differential	0.1	—	—	—
State rate changes	(0.7)	—	—	—
Non-deductible transaction expenses	—	(2)	—	—
Goodwill impairment charge	(17.0)	—	—	—
Research tax credit	0.2	—	—	(0.7)
Other permanent items	—	(0.3)	0.4	1.6
Effective rate	19.7%	35.7%	38.6%	39.9%

16.     Commitment and Contingencies
Leases

Operating Leases
The Company occupies certain facilities and uses operating equipment under noncancelable operating lease arrangements expiring at various dates through 2021. Future minimum lease payments under these operating leases are as follows:

For the period ending December 31,
2014	$10,600
2015	9,928
2016	9,258
2017	5,250
2018	4,314
Thereafter	9,790
$49,140

Rent expense was $11.1 million, $4.2 million, $5.9 million and $9.5 million for the period ended December 31, 2013, period from January 1, 2012 to June 6, 2012, period from April 20, 2012 to December 31, 2012, and period ended December 31, 2011, respectively.
Capital Leases
During 2013, the Company entered into certain computer hardware lease arrangements that are classified as capital leases. The net book value of the computer hardware classified as capital leases included in the computer hardware and other property account in the balance sheet amounted to $4.1 million, net of accumulated depreciation of $0.4 million.

Future minimum lease payments under these capital leases are as follows:

For the period ending December 31,
2014	$1,731
2015	759
2016	759
2017	759
2018 and thereafter	—
Total future minimum lease payments	$4,008
Less imputed interest	309
Present value of future minimum lease payments	$3,699
Security and Guarantee Agreements
The Company has entered into guarantee and security arrangements in respect of its indebtedness as described in Note 11.
Contractual Commitments
Revenue Sharing Agreement
Effective January 1, 2013, the Company modified its agreement with a supplier under which it markets and licenses to its customers a private label version of the supplier's platform solution in conjunction with the Company's health information applications. The agreement contains a revenue share arrangement based on net revenue targets. The supplier's revenue share percentage is guaranteed by the Company in the minimum amounts of $2 million, $4 million and $6 million, for the calendar years 2013, 2014 and 2015, respectively. The guaranteed revenue share is paid in advance by the Company on March 1st of each calendar year and is applied against the revenue share of the supplier earned through March 1st of the following calendar year. The agreement provides a grace period for the Company of up to August 31st of the following calendar year in the event that the supplier's revenue share earned does not reach the prepayment amount. After the grace period, if the revenue share earned does not meet the minimum target then the entire prepayment amount is deemed earned by the supplier. As of December 31, 2013, the balance remaining from the $2 million that was paid in 2013 amounted to $0.7 million, net of $1.3 million amount written off representing the estimated revenue share of the supplier that will not be met on grace period.

Litigation and Legal Proceedings
Truven has been named as a defendant in approximately 225 separate pharmaceutical tort lawsuits relating to the use of Reglan or its generic version, the first of which was filed in June 2010 and the rest of which were filed in March 2012. All of these actions are pending in the Court of Common Pleas in Philadelphia County, Pennsylvania. In these matters, the plaintiffs allege that they sustained various injuries (including neurological disorders) as a result of their ingestion of Reglan. While a host of drug manufacturers and pharmacies are named as defendants in each of the suits, claims have also been asserted against so-called “Patient Education Monograph” (“PEM”) defendants, including us. It is generally alleged in all of the actions that certain PEM defendants provided Reglan patient drug information to pharmacies which, in turn, provided that drug information to the pharmacies' customers, the plaintiffs in these actions. Plaintiffs further allege that the PEM defendants' patient drug information did not provide adequate warning information about the use of Reglan. Other PEM defendants have also been named in these and other similar actions. In general, the lawsuits have been procedurally consolidated in Philadelphia as mass tort actions. To date, none of the actions against Truven specifically identifies Truven as the author of a PEM that was supplied to a plaintiff. Instead, plaintiffs in these cases allege only that they read an unnamed PEM and, in effect, that it must have been published by at least one of the PEM defendants named in the action.

Along with other PEM defendants, Truven made one dispositive motion to dismiss all the actions. While that motion to dismiss has been denied, it was without prejudice, permitting Truven to renew at a later stage in the litigation.
Pending the resolution of an appeal by the co-defendant generic drug company defendants, the resolution of which will not affect the continuation of the actions against us, there has been no active discovery involving Truven. At this time, we believe that we have meritorious defenses to the claims in each of these actions.

On December 15, 2011, Midwest Health Initiative, a client of our research business, requested arbitration of a dispute relating to our performance under a client services agreement. The arbitration proceedings were initiated in St. Louis and were settled by both parties during the fourth quarter of 2013. The settlement was immaterial.

Pacific Alliance Medical Center (“PAMC”) claimed in 2007 that we failed to properly submit some of PAMC’s data, resulting in denial of Medicare reimbursement to PAMC in the approximate amount of $600,000. PAMC was denied relief by administrative agencies and appealed to the U.S. District Court in the Central District of California for judicial review, which was denied. PAMC later appealed to the United States Court of Appeals for the Ninth Circuit and that appeal is currently pending. The parties have entered into a tolling agreement pending the outcome of PAMC’s appeal. If a claim is filed against us, we expect to defend it.

The Company is involved in other litigation proceedings arising from the normal course of its operations. Related reserves are recorded when it is probable that liabilities exist and where reasonable estimates of such liabilities can be made.

While it is not possible to predict the outcome of any of these proceedings, the Company's management, based on its assessment of the facts and circumstances now known, does not believe that any of these proceedings, individually or in the aggregate, will have a material adverse effect on the Company's financial position, results of operations and cash flows.

17.    Segment Information
The determination of reportable segments was based on the discrete financial information provided to the Chief Operating Decision Maker (the "CODM"). The Chief Executive Officer has the authority for resource allocation and assessment of the Company’s performance and is, therefore, the CODM. Through the first quarter of 2014, the Company operated and managed its business through three reportable segments: Payer, Hospitals and Clinicians. During the second quarter of 2014, the Company determined its new reportable segments based on the discrete financial information provided to the CODM. As a result, management changed the Company’s segment structure enabling us to more effectively focus on business and market facing opportunities and to simplify our business decision-making process. The new operating segments have been aligned to the Commercial and Government division structures that are each headed by separate segment managers with corresponding changes in its internal management structure and information provided to the CODM. The Commercial segment includes the former Payer’s Employer/HealthPlan and Pharma channels, the former Hospitals and Clinicians segments. The Government segment is mainly comprised of the former Payer’s Federal and State Government channels. The change in the structure of the Company's internal organization causes the composition of our reportable segments to be recast retrospectively. As a result, the Company has recast its previously reported segment information to conform to this new operating structure. All segment related disclosures have been recast throughout these financial statements, where appropriate.
The Company's new reportable segments are as follows:
Commercial

The Commercial segment provides analytic solutions and services to improve the cost, quality, and effectiveness of healthcare for commercial organizations across the healthcare industry including providers, integrated delivery networks, insurers, professional services organizations, healthcare exchanges, manufacturers, and corporations.
Government

The Government segment provides integrated analytic solutions and services to improve the cost, quality, and effectiveness of healthcare for federal and state agencies (e.g. Centers for Medicare & Medicaid Services and state Medicaid agencies) and federally owned and operated healthcare facilities.  Our sales and client services are tailored to meet the specific procurement, sales and support requirements of the government market.

The CODM evaluated the performance of our segments based on segment operating income (loss), which is calculated internally as net sales, less cost of operations (including allocation of technology costs), selling and marketing, and general and administrative expenses, excluding depreciation and amortization.
Center/shared services consist of items that are not directly attributable to reportable segments, such as corporate administrative costs and elimination of intercompany transactions. Additionally, corporate expenses may include other non-recurring or non-operational activity that the CODM excludes in assessing operating segment performance. These expenses, along with depreciation and amortization, other operating income/expense and other non-operating activity such as interest expense/income, are not considered in the measure of the segments’ operating performance, but are shown herein as reconciling items to the Company’s consolidated loss before income taxes.
The accounting policies for the reportable segments are the same as those for the consolidated Company. The Company’s operations and customers are based primarily in the United States.

Segment information for the Successor Periods December 31, 2013, from inception (April 20, 2012) to December 31, 2012, and for the Predecessor Period January 1, 2012 to June 6, 2012, and for the Predecessor Period December 31, 2011 is as follows:

	Year ended December 31, 2013		From inception (April 20, 2012) to December 31, 2012
	Successor		Successor
	Revenue	Segment operating income	Revenue	Segment operating income
Commercial	$394,896	$140,173	$195,470	$55,206
Government	97,806	11,053	46,316	10,654
Segment totals	492,702	151,226	241,786	65,860
Center/Shared Services	—	(21,264)	—	(9,632)
Segment Operating income	$492,702	$129,962	$241,786	$56,228

	January 1 to June 6, 2012		Year ended December 31, 2011
	Predecessor		Predecessor
	Revenue	Segment operating income	Revenue	Segment operating income
Commercial	$172,235	$42,036	$384,007	$108,567
Government	36,763	(228)	97,627	17,294
Segment totals	208,998	41,808	481,634	125,861
Center/Shared Services	—	(7,953)	1,573	(22,440)
Segment Operating income	$208,998	$33,855	$483,207	$103,421

The following table reconciles segment operating income per the reportable segment information to loss before income taxes per the consolidated and combined statements of comprehensive loss.

	Year ended December 31,	From inception (April 20, 2012) to December 31,	January 1 to June 6,	Year ended December 31,
	2013	2012	2012	2011
	(Successor)		(Predecessor)
Segment operating income	$129,962	$56,228	$33,855	$103,421
Depreciation	(21,219)	(6,700)	(6,805)	(14,851)
Amortization of other identifiable intangible assets	(34,460)	(19,527)	(8,226)	(19,691)
Amortization of developed technology and content	(31,894)	(15,470)	(12,460)	(24,208)
Goodwill impairment	(366,662)	—	—	—
Other operating expenses	(35,038)	(49,622)	(18,803)	(20,002)
Operating income (loss)	(359,311)	(35,091)	(12,439)	24,669
Interest expense to Predecessor Parent	—	—	—	134
Interest income	—	—	3	—
Interest expense	(70,581)	(49,014)	—	(63)
Other finance costs	(24)	—	—	—
Income (loss) before income taxes	$(429,916)	$(84,105)	$(12,436)	$24,740

Reportable segment asset information is not disclosed because it is not reviewed by the CODM for purposes of evaluating performance and allocating resources.

18.	Related Party Transactions
Predecessor
Our Predecessor utilized various wholly-owned affiliates of Thomson Reuters to provide administrative services and to finance its operations. In accordance with SEC Staff Accounting Bulletin 1-B, “Allocation of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity,” the condensed consolidated and combined financial statements include an allocation of the Predecessor Parent's corporate expenses to our Predecessor, which principally consisted of personnel costs, including salaries, employee benefits and share-based compensation expenses. These costs relate to the corporate executive offices, audit fees, legal services, treasury, communications, human resources, tax services, risk management, technology support, rent and other costs incurred by the Predecessor Parent and its subsidiaries on behalf of our Predecessor. Costs were allocated to the Company based primarily on the proportional revenue. The amounts allocated to the Company for the period ended June 6, 2012 are presented in the combined statement of comprehensive income (loss) as follows:

	January 1, 2012 to June 6, 2012	Year ended December 31, 2011
Cost of revenues, excluding depreciation and amortization	$4,868	$10,213
Allocation of costs from Predecessor Parent and affiliates	10,003	34,496
	$14,871	$44,709
The allocations included within “Cost of revenues, excluding depreciation and amortization” comprised technology support administered by the Predecessor Parent related to customer data. Allocations were generally computed based on usage metrics.
The Company believes the assumptions and methodologies underlying the allocations of general corporate overhead from Predecessor Parent were reasonable. However, such expenses may not be indicative of the actual expenses that would have been or will be incurred by TRHI or Truven operating as an independent company. As a result, the financial information herein may not necessarily reflect the combined financial position, results of operations and cash flows of the Company in the future or what it would have been if TRHI or Truven had been an independent company during the periods presented.
If TRHI or Truven had operated independently of the Predecessor Parent, it is possible that the terms and conditions of these related party transactions, and the resulting amounts recorded, would have been different from those presented in these consolidated and combined financial statements.
Immediately prior to the Acquisition, a related legal entity, Thomson Reuters Applications, Inc. ("TR Apps"), legally transferred certain fixed assets to TRHI for consideration of $15,975, which was settled via our net intercompany position.  Pursuant to the applicable tax law, while TRHI and TR Apps are part of the same consolidated tax return, no gain/loss or step-up in tax basis was recognized at the time of transfer.  At the close of the Acquisition on June 6, 2012, TRHI ceased to be part of the consolidated tax return group, which resulted in a step up in tax basis for the TR Apps assets.
Successor
The Company entered into an advisory agreement with the Sponsor, under which the Sponsor provided certain advisory services to the Company. As compensation for the services, the Company paid a transaction fee at the closing of the Acquisition and will continue to pay the Sponsor an annual advisory fee which will be equal to an aggregate amount equal to the greater of (i) $2.5 million and (ii) 2.0% of consolidated EBITDA (as defined in the credit agreement governing our Senior Credit Facility), as well as transaction fees on future acquisitions, divestitures, financings and liquidity events, which will be determined based upon aggregate equity investments at the time of such future events or on the value of the transaction. For the year ended December 31, 2013 and the period from April 20, 2012 to December 31, 2012, the Company recorded an expense of $2.9 million and $1.5 million, respectively, which represented the Sponsor advisory fee and is presented within other operating expenses in the Company's consolidated statements of comprehensive loss. As of December 31, 2013, the Company has a prepaid sponsor fee of $0.7 million included in the prepaid account and other current assets account in the balance sheet.
After the Acquisition, the Company continued to receive certain administrative services (including facilities management, human resource management, finance and accounting operations, treasury, sourcing and procurement and IT services, among other services necessary for the conduct of the business) from Thomson Reuters under the terms of the Transitional Services Agreement. Such services are reflected as third-party activity in the Successor's financial statements. As of December 31, 2013, we have completed our administrative infrastructure, and most of these functions have been assumed by us or by third parties on our behalf including the hosting services of certain technology infrastructure. The expense incurred under this service agreement for the year ended December 31, 2013, and period from April 20, 2012 to December 31, 2012, totaled $10.5 million and $12.3 million, respectively, which is included in the other operating expenses in the consolidated statements of comprehensive loss.
The Company also entered into a reverse transitional services agreement with TRUSI pursuant to which we provide TRUSI with office space and facilities management services at several locations in the United States. Pursuant to the agreement, we will provide these services for certain pre-determined periods ranging from one year to approximately 22 months, with all such services to end by March 31, 2014. The Company is entitled to fees for each of the services provided for any services requested by the Stock Seller. The income recognized under this service agreement for the year ended December 31, 2013 and period from April 20, 2012 to December 31, 2012, totaled $0.7 million and $0.5 million, respectively, which is recorded as a reduction to general and administrative expense in the Company's consolidated statement of comprehensive loss.

During 2013, the Company received $2,350 of additional capital contribution from Holdings LLC, its direct parent company.

19.     Fair Value Measurement

Fair value is defined under the Fair Value Measurements and Disclosures Topic of the Codification, FASB ASC 820, as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under FASB ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard established a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, as follows:

• Level 1—Quoted prices in active markets for identical assets or liabilities. These are typically obtained from real-time quotes for transactions in active exchange markets involving identical assets.

• Level 2—Inputs, other than quoted prices included within Level 1, which are observable for the asset or liability, either directly or indirectly. These are typically obtained from readily-available pricing sources for comparable instruments.

• Level 3—Unobservable inputs, where there is little or no market activity for the asset or liability. These inputs reflect the reporting entity’s own assumptions of the data that market participants would use in pricing the asset or liability, based on the best information available in the circumstances.

Under the Financial Instruments Topic of the Codification, ASC 825, entities are permitted to choose to measure many financial instruments and certain other items at fair value. The Company did not elect the fair value measurement option under ASC 825 for any of its financial assets or liabilities.

For purposes of financial reporting, the Company has determined that the fair value of financial instruments including accounts receivable and accounts payable approximates carrying value at December 31, 2013 and December 31, 2012.

At December 31, 2013, the carrying amounts and fair values of the Senior Credit Facility, Revolving Credit Facility and 10.625% Senior Notes were as follows:

		Fair values
	Carrying amounts	Level 1	Level 2	Level 3
Senior Term Loan	$516,831	$—	$531,625	$—
Revolver	30,000	—	30,000	—
10.625% Senior Notes	325,427	—	369,876	—
At December 31, 2012, the carrying amounts and fair values of the Senior Term Loan and 10.625% Senior Notes were as follows:

		Fair values
	Carrying amounts	Level 1	Level 2	Level 3
Senior Term Loan	$512,813	$—	$528,242	$—
10.625% Senior Notes	325,159	—	348,415	—

Our level 2 inputs are determined based on quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the liabilities. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs including interest rate curves.

As discussed in note 8, the company recorded an aggregate impairment charge of $366.7 million in the fourth quarter of 2013, to reflect the amount by which the carrying value of each reporting unit's goodwill exceeded the estimated fair value. The impairment charge did not impact the Company’s cash flows or liquidity. The fair value of goodwill was measured using Level 3 inputs such as discounted cash flows, market multiple analysis, replacement costs and sales comparison methodologies.

20.     Subsequent Events

During the second quarter of 2014, the Company changed its segment structure with the objective of focusing on more effective business and market facing opportunities and to simplify the business decision-making process. The operating segments had been realigned to Commercial and Government division structures that are headed by a separate segment manager directly reporting to the CODM (see Note 17).

On February 14, 2014, the Company repaid $15 million of principal amount plus interest drawn against the Revolving Credit Facility.

There have been no other events subsequent to December 31, 2013 which would require accrual or disclosure in these consolidated and combined financial statements.

21.     Supplemental Guarantor Financial Information

In connection with the Acquisition, Truven issued the Notes as further described in Note 11. The Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by the Company and each of Truven’s existing and future wholly-owned domestic restricted subsidiaries (of which there currently are none) that is a borrower under or that guarantees the obligations under the Senior Credit Facility or any other indebtedness of Truven or any other guarantor. All obligations under the Senior Credit Facility are also guaranteed by the Company and each of Truven’s wholly-owned domestic subsidiaries (of which there are currently none). All obligations under the Senior Credit Facility and the guarantees of those obligations are secured by first priority security interests in substantially all of Truven’s assets, as well as those of each guarantor (subject to certain limited exceptions).

The separate financial statements and the condensed consolidating and combining financial information about the results of operations, financial position and cash flows of the Parent, the Issuer, the Guarantors, the non-Guarantors, and eliminations are not presented due to the following:

•	Truven (the Issuer) is 100% owned by the Company (the Parent guarantor)

•	The guarantee is full and unconditional and there are no subsidiary guarantors

•	The Company has no independent assets or operations.

•
The transaction costs related to the Acquisition of $26,734 were incurred and paid for by Wolverine, which was merged with and into TRHI, with TRHI surviving the Merger upon closing of the Acquisition as a 100% owned direct subsidiary of the Company and TRHI subsequently changing its name to Truven Health Analytics Inc.

•
The subsidiaries of the Company other than Truven, which were newly formed in the fourth quarter of 2012, are minor (as defined in Section 3-10(h)(6) of Regulation S-X of the Securities Act), having total assets, stockholders’ equity, revenues, operating income (before income taxes) and cash flows from operating activities of less than 3% of the Company’s corresponding consolidated amounts.

22. Supplemental condensed financial information of the Parent Company

Truven Holding Corp.
SCHEDULE I—Condensed Financial Information of Parent Company
Parent Company Condensed Balance Sheet
(in thousands of dollars, unless otherwise indicated)

	As of December 31,
	2013	2012
Asset
Investments in Truven Health Analytics Inc.	$79,283	$419,252
Total assets	79,283	419,252

Liabilities and Equity
Total liabilities	—	—
Equity
Common stock—$0.01 par value; 1,000 shares authorized, 1 share issued and outstanding at December 31, 2013 and 2012	—	—
Additional paid in capital	478,549	473,364
Accumulated deficit	(399,101)	(54,112)
Currency translation adjustment	(165)	—
Total liabilities and stockholders’ equity	$79,283	$419,252
The accompanying notes are an integral part of these condensed financial statements.

Truven Holding Corp.
Parent Company Condensed Statement of Comprehensive Loss
(in thousands of dollars, unless otherwise indicated)

	For the year ended December 31, 2013	From inception (April 20, 2012) to December 31, 2012

Revenues, net	$—	$—
Operating costs and expenses	—	—
(Loss) income before income taxes	—	—
Benefit from (provision for) income taxes	—	—
Income before share in net loss from subsidiaries	—	—
Share of net loss from subsidiaries	(344,989)	(54,112)
Net loss	$(344,989)	$(54,112)

Other comprehensive loss:
Foreign currency translation adjustments	$(165)	$—
Total comprehensive loss	$(345,154)	$(54,112)
The accompanying notes are an integral part of these condensed financial statements.

Truven Holding Corp.
Parent Company Condensed Statement of Cash Flows
(in thousands of dollars, unless otherwise indicated)

	For the year ended December 31, 2013	From inception (April 20, 2012) to December 31, 2012

Net cash provided by operating activities	$—	$—
Cash flows from investing activities:
Investment in Truven Health Analytics, Inc.	(2,350)	(464,400)

Net cash used in investing activities	(2,350)	(464,400)
Cash flows from financing activities:
Issuance of common stock	—	464,400
Additional capital contribution	2,350	—
Net cash provided by financing activities	2,350	464,400
Change in cash and cash equivalents	—	—
Cash and cash equivalents at the beginning of the period	—	—
Cash and cash equivalents at the end of the period	$—	$—
The accompanying notes are an integral part of these condensed financial statements.

Truven Holding Corp.
Notes to Parent Company Condensed Financial Statements
(in thousands of dollars, unless otherwise indicated)

Basis of Presentation
The financial statements for Truven Holding Corp. (the “Parent Company”) summarize the results of operations and cash flows of the Parent Company for the year ended December 31, 2013 and from inception (April 20, 2012) to December 31, 2012 and its financial position as of December 31, 2013 and 2012.
The separate condensed financial statements of the Parent Company as presented have been prepared in accordance with SEC Regulation S-X Rule 5-04 and Rule 12-04 and present the Parent Company’s investment in its subsidiaries under the equity method of accounting. Such investment is presented on a separate condensed balance sheet of the Parent Company as “Investment in Truven Health Analytics Inc.” and the Parent Company’s shares of profit or loss of subsidiaries are presented as “Share of net loss from subsidiaries” in the condensed statement of comprehensive loss.
The Senior Credit Facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, Truven’s ability and the ability of each of any restricted subsidiaries to sell assets, incur additional indebtedness, prepay other indebtedness (including the Notes), pay dividends and distributions or repurchase its capital stock, create liens on assets, make investments, make certain acquisitions, engage in mergers or consolidations, engage in certain transactions with affiliates, amend certain charter documents and material agreements governing subordinated indebtedness, change the business conducted by Truven and its subsidiaries, and enter into agreements that restrict dividends from subsidiaries. These restrictions have resulted in restricted net assets (as defined in Rule 4-08(e)(3) of Regulation S-X) of Truven and its subsidiaries totaling $79,283 and $419,252 as of December 31, 2013 and 2012, respectively, which exceeded 25% of the consolidated net assets of the Parent Company, and its subsidiaries.
Capital Contribution
The Parent Company was formed on April 20, 2012 for the purpose of consummating the Acquisition and has had no operations from inception. The Parent Company has 1,000 shares authorized, and issued 1 share with $0.01 par value for $464,400.
Prior to the Acquisition, Thomson Reuters Corporation (the Predecessor Parent) entered into a Retention Agreement with key employees of TRHI in conjunction with the disposal of the business. Pursuant to the Retention Agreements, the Predecessor Parent provided for retention and bonus payment to certain employees based on a percentage of salary and targeted transaction price, respectively. The payment was contingent upon the employees continuing services to the buyer after the Acquisition for periods ranging from 90 days to one year. After the Acquisition, Truven determined that the retention and bonus for the duration of the performance period of certain employees subject to the Retention Agreement amounted to $15,813. Although the Predecessor Parent retained the legal and contractual obligation to pay the employees, the compensation expense was recorded by Truven in the period when the service was performed and was allocated in proportion to the days of service in both Predecessor and Successor Periods. As a result, for the Predecessor Period ended June 6, 2012, TRHI recorded $5,800 of retention and bonus expense against Net Investment of Predecessor Parent and Truven recorded $8,635 and $1,378 of retention and bonus expenses against Additional Paid in capital in the period from April 20, 2012 to December 31, 2012 and year ended December 31, 2013. The retention and bonus expense, which was paid by Predecessor Parent, was deemed an investment/capital contribution.
During 2013, Truven Holding Corp. received $2,350 of additional capital contribution from VCPH Holdings LLC, its direct parent company.

Contingencies
As of December 31, 2013, there were no material contingencies, significant provisions for long-term debt obligations, or guarantees of the Parent Company, except for those, if any, which have been separately disclosed in the consolidated and combined financial statements.

Part IV: Item 15 (a) (2) - Valuation and Qualifying Accounts
We maintain an allowance for doubtful accounts that is recorded as a contra asset to our accounts receivable balance. The following table sets forth the change in this reserve for the years ended December 31, 2013 (Successor), form inception (April 20, 2012) to December 1, 2012 (Successor), for the period January 1, 2012 to June 6, 2012 (Predecessor), and year ended December 31, 2011 (Predecessor).
Valuation and Qualifying Accounts

Allowance for Doubtful Accounts		Balance at Beginning of Year	Charge to (Recovery from) Bad Debt (1)	Write-offs Net of Recoveries (2)	Balance at End of Year
Year ended December 31, 2013 (Successor)		1,865	(144)	191	1,530
From inception (April 20, 2012) to December 31, 2012 (Successor)		—	517	(1,348)	1,865
For the period January 1, 2012 to June 6, 2012 (Predecessor)		1,319	—	1,319	—
Year ended December 31, 2011 (Predecessor)		850	466	(3)	1,319

	(1)	Additions to the allowance account through the normal course of business are charged to expense.
	(2)	Write-offs reduce the balance of accounts receivable and the related allowance for doubtful accounts indicating management’s belief that specific balances are not recoverable.